Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,

MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND

WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”), entered into as of August 10th, 2020 (the “Effective Date”), is entered into by and among LianBio, an exempted company organized under the laws of the Cayman Islands (“LianBio”), LianBio Licensing, LLC, a limited liability company organized and existing under the laws of the State of Delaware and a wholly-owned subsidiary of LianBio (“Licensee”), and MyoKardia, Inc., a corporation organized and existing under the laws of the State of Delaware, United States (“Company”).

INTRODUCTION

WHEREAS, Licensee wishes to obtain from Company and Company wishes to grant to Licensee certain rights and licenses under intellectual property owned or controlled by Company to Develop, have Manufactured and Commercialize the Compound and Licensed Products in the Field in the Territory (each as defined below), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.

Unless the context clearly indicates otherwise, the following terms used in this Agreement will have the meanings set forth in this Section:

“Accounting Standards” means, with respect to a Person, as applicable (a) generally accepted accounting principles as practiced in the United States, (b) the PRC generally accepted accounting principles, (c) the International Financial Reporting Standards issued by the International Financial Reporting Standards Foundation and the International Accounting Standards Board, or (d) applicable accounting standards followed by such Person, in each case, consistently applied.

“Action” means any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

“Adverse Event” or “AE” has the meaning set forth in the PRC Measures for the Administration of Reporting and Surveillance of Drug Adverse Events (effective as of July 1, 2011) or the equivalent applicable Laws in any relevant Region, and generally means any untoward medical occurrence associated with the use of a product in human subjects, whether or not considered related to such product. An AE does not necessarily have a causal relationship with a product, that is, an AE can be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of such product.

“Affiliate” means, with respect to any Person, any Person controlling, controlled by or under common control with such first Person, for as long as such control exists. For purposes of this definition, “control” means (a) direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person (or if the jurisdiction where such Person is domiciled prohibits foreign ownership of such entity, the maximum foreign ownership interest permitted under such Laws; provided, however, that such ownership interest provides actual control over such Person), (b) status as a general partner in any partnership, or (c) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Affiliates of a Party will exclude Persons who are financial investors of such Party or under common control of such financial investors other than such Party and its subsidiary entities. Notwithstanding the foregoing, [***] Entities will not be deemed an Affiliate of Licensee for purposes of this Agreement. For purposes of Section 2.2(a), an Affiliate of Lian Cardiovascular shall include only such Persons as are Affiliates within the meaning of this definition by virtue of their being controlled by Lian Cardiovascular, and not controlling or under common control with Lian Cardiovascular.

“Agreement” has the meaning set forth in the preamble.

“Alliance Manager” has the meaning set forth in Section 5.7(a).

“Anti-Corruption Laws” means laws, regulations, or orders prohibiting the provision of a financial or other advantage for a corrupt purpose or otherwise in connection with the improper performance of a relevant function, including without limitation, the US Foreign Corrupt Practices Act (FCPA), the Anti-Unfair Competition Law of the PRC and the Criminal Law of the PRC, and similar laws governing corruption and bribery, whether public, commercial or both, to the extent applicable in the applicable territory.

“Auditor” has the meaning set forth in Section 6.6(a).

“Blocking Third Party Intellectual Property Costs” means any [***] paid by or on behalf of Licensee, its Affiliates or its or their Sublicensees to a Third Party who Controls Blocking Third Party Intellectual Property Rights for the right to Develop, Manufacture or Commercialize Licensed Products under such Blocking Third Party Intellectual Property Rights.

“Blocking Third Party Intellectual Property Rights” means, with respect to the Licensed Product in any Region, any [***] Controlled by a Third Party that, absent a license thereunder, would be infringed by the Development, Manufacture or Commercialization of such Licensed Product in such Region.

“Breaching Party” has the meaning set forth in Section 12.3(a).

“Business Day” means any day, other than a Saturday or a Sunday, on which the banks in New York, San Francisco, Beijing, Hong Kong or the Cayman Islands are open for business.

“Calendar Quarter” means each of the three month periods ending on March 31, June 30, September 30, and December 31 of any Calendar Year; provided, however: (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs; and (b) the last Calendar Quarter will extend from the beginning of the Calendar Quarter in which this Agreement expires or terminates until the effective date of such expiration or termination.

“Calendar Year” means, for the first Calendar Year, the period beginning on the Effective Date and ending on December 31, 2020, and for each Calendar Year thereafter each twelve (12)-month period commencing on January 1, and ending on December 31, except that the last Calendar Year will commence on January 1 of the year in which this Agreement expires or terminates and end on the effective date of such expiration or termination.

“CDE” means the Center for Drug Evaluation of the NMPA.

“cGMP” or “Current Good Manufacturing Practice” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 201, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) European Directive 2003/94/EC for medicines and investigational medicines for human use and the applicable guidelines stated in the Eudralex guidelines, (c) PRC Good Manufacturing Practices for Pharmaceuticals effective as of March 1, 2011 and its appendices, (d) the principles detailed in the applicable ICH guidelines, (e) the conduct of an inspection by a Qualified Person (as defined therein) and the execution by such Qualified Person of an appropriate certification of inspection; and (f) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time.

“Change of Control” means, with respect to an entity, (a) a merger or consolidation of such entity with a third party that is not an Affiliate of such entity, which results in the voting securities of such entity outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a third party that is not an Affiliate of such entity, together with Affiliates of such third party, becomes the direct or indirect beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such entity, or (c) the sale or other transfer to a third party that is not an Affiliate of such entity of all or substantially all of such entity’s and its controlled Affiliates’ assets. Notwithstanding the foregoing, any transaction or series of transactions effected for the primary purpose of financing the operations of the applicable entity (including the issuance or sale of securities for financing purposes), or changing the form or jurisdiction of organization of such entity will not be deemed a “Change of Control” for purposes of this Agreement.

“China Bridging Study” has the meaning set forth in the definition of Development Key Milestone in this Section 1.1.

“Clinical Study” means a study in which human subjects or patients are dosed with a drug, whether approved or investigational.

“CMC” means Chemistry, Manufacturing and Controls.

“CMC Data” means any data included in the CMC portion of a Regulatory Filing or in any supporting development reports thereto, in each case, with respect to any Licensed Product in any country in the world.

“CMO Qualifications” has the meaning set forth in Section 4.2.

“Code” means Title 11 of the U.S. Code.

“Combination Product” means a Licensed Product that contains or comprises both (a) the Compound and (b) at least one other active ingredient(s) (each, an “Other Active”), whether packaged together or in a single finished dosage form.

“Commercial Plan” has the meaning set forth in Section 4.6(c).

“Commercial Key Milestone” means one or either of the milestones listed below:

(a) [***]; and

(b) [***].

“Commercial Supply Agreement” has the meaning set forth in Section 4.1.

“Commercialization”, “Commercializing” or “Commercialize” means any and all activities related to the pre-marketing, launching, marketing, promotion (including advertising and detailing), medical affairs and education, labeling, bidding and listing, pricing and reimbursement, distribution, storage, handling, offering for sale, selling, having sold, importing and exporting for sale, having imported and exported for sale, distribution, having distributed, customer service and support, post-marketing safety surveillance and reporting of a product (including the Licensed Product), and other activities normally undertaken by a pharmaceutical company to commercialize a pharmaceutical product, but not including Manufacturing.

“Commercialization Partner” means a Third Party engaged by Licensee or its Affiliates or its or their Sublicensees to Commercialize (inclusive of the right to distribute) Licensed Products in a Region in the Territory.

“Commercially Reasonable Efforts” means, in respect of a Party, [***].

“Company” has the meaning set forth in the preamble.

“Company Controlled Third Party Intellectual Property Costs” means any [***] paid by or on behalf of Licensee, its Affiliates or its or their Sublicensees to Company or its Affiliates or, if agreed by Company and Licensee, to the Third Party from which Company or its Affiliates acquires or in-licenses the applicable Company Controlled Third Party Intellectual Property Rights, for the license or sublicense by Company to Licensee of rights to Develop, Manufacture or Commercialize Licensed Products in the Field in the Territory under Company Controlled Third Party Intellectual Property Rights.

“Company Controlled Third Party Intellectual Property Rights” means any [***] which Company or its Affiliates acquires or in-licenses from a Third Party that is (a) Controlled by Company or its Affiliate as a result of Licensee electing, as provided in the exception to clause (b) of the definition of “Control” set forth in this Section 1.1, to take a license or sublicense thereto and agreeing to make the associated Third Party payments to the extent resulting from Licensee’s activities or exercise of its license or sublicense to such [***], and (b) reasonably necessary for the Development, Manufacture or Commercialization of the Compound or Licensed Products in the Field in the Territory. Notwithstanding the foregoing, Company Controlled Third Party Intellectual Property Rights shall not include any (i) any [***] Controlled by any Third Party that becomes an Affiliate of Company after the Effective Date as a result of an acquisition, unless such [***] were licensed to Licensee hereunder prior to such acquisition and are subsequently transferred or assigned to such Affiliate or (ii) any [***] Controlled by Company or any of its Affiliates that claim or Cover an Other Active.

“Company Indemnified Party” has the meaning set forth in Section 10.2.

“Company Patent” has the meaning set forth in Section 7.2(d).

“Competing Product” means any compound or product, other than a Compound or Licensed Product, that is being Developed or Commercialized [***] as the Compound or Licensed Product that is being Developed or Commercialized in the Territory.

“Compound” means mavacamten, and [***]. The chemical structure of mavacamten is attached hereto as Exhibit A.

“Confidential Information” means (a) all trade secrets or confidential or proprietary information (including any tangible materials embodying any of the foregoing) of the disclosing Party or its Affiliates provided or disclosed to the other Party or any of its Affiliates in connection with this Agreement, (b) “Confidential Information” (as defined in the Prior CDA) that was disclosed by a Party or any of its Affiliates to the other Party or any of its Affiliates under the Prior CDA, and (c) the terms and conditions of this Agreement (which shall be deemed Confidential Information of both Parties and, subject to the exceptions provided herein, may not be disclosed by a Party without the other Party’s prior consent); provided, however, that Confidential Information will not include information that:

(i) has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no breach of confidentiality obligations, wrongful act, fault or negligence on the part of the receiving Party or its Affiliates;

(ii) has been in the receiving Party’s or its Affiliate’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

(iii) is subsequently received by the receiving Party or its Affiliate from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party; or

(iv) has been independently developed by or for the receiving Party or any of its Affiliates without reference to, or use or disclosure of, the disclosing Party’s Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

provided, further, that clauses (ii) through (iv) above will not apply to the terms and conditions of this Agreement.

“Continued Patent Right” has the meaning set forth in Section 7.2(d).

“Contract Manufacturing Organization” or “CMO” means a Third Party contract manufacturing organization.

“Control” or “Controlled” means, with respect to any Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Person or its Affiliate, to grant access, a license or a sublicense of or under such Know-How, Patent Right, Regulatory Filing, Regulatory Approval or other property right, without [***] breaching the terms of any agreement with a third party or [***]. Notwithstanding the foregoing, for purposes of the definitions of “Blocking Third Party Intellectual Property Costs” and “Blocking Third Party Intellectual Property Rights” in this Section 1.1, this defined term “Control” or “Controlled” means, with respect to any [***], the legal authority or right (whether by ownership, license (other than a license granted pursuant to this Agreement) or otherwise) of a Person or its Affiliate, to grant access, a license or a sublicense of or under such [***], without breaching the terms of any agreement with a third party.

“Cover,” “Covering” or “Covered” means, when referring to the Licensed Product: (a) with respect to a Patent Right, that, in the absence of a license granted to a Person under an issued claim included in such Patent Right, the practice by such Person of a specified activity with respect to such Licensed Product would infringe such claim, or (b) with respect to an application for Patent Rights, that, in the absence of a license granted to a Person under a claim included in such application, the practice by such Person of a specified activity with respect to such Licensed Product would infringe such claim if such patent application were to issue as a patent.

“[***] Agreement”

“[***]” means [***], a Delaware corporation.

“Cure Plan” has the meaning set forth in Section 5.2(f).

“Cure Plan Notice” has the meaning set forth in Section 5.2(f).

“Data” means non-clinical, clinical, chemical, manufacturing and analytical data and any other data and information generated, obtained or resulted from the Development or Commercialization of the Licensed Product, including, but not limited to, any and all patient information, clinical trial data, results, analyses and conclusions.

“Development” or “Develop” means non-clinical, pre-clinical, and clinical drug research and development activities, in each of the foregoing, in furtherance of obtaining or maintaining Regulatory Approval of any Licensed Product, whether before or after Regulatory Approval, including drug metabolism and pharmacokinetics, translational research, toxicology, pharmacology, test method development and stability testing, process and packaging development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, conduct of Clinical Studies, regulatory affairs, the preparation and submission of Regulatory Filings, Clinical Study regulatory activities, and any other activities directed towards obtaining or maintaining such Regulatory Approval of any Licensed Product. Development includes use and importation of the relevant compound or Licensed Product to conduct such Development activities. Development will not include Commercialization activities.

“Development Key Milestone” means [***], (a) [***], and (b) [***].

“Development Key Milestone Deadlock” has the meaning set forth in Section 3.3(a).

“Development Milestone Event” has the meaning set forth in Section 6.1(d).

“Development Milestone Payment” has the meaning set forth in Section 6.1(d).

“Development Plan” has the meaning set forth in Section 3.2.

“Development Supply Agreement” has the meaning set forth in Section 4.1.

“Diligence Dispute” has the meaning set forth in Section 5.2(f).

“Discontinued Patent Right” has the meaning set forth in Section 7.2(d).

“Dollars” or “US$” means United States dollars.

“Effective Date” has the meaning set forth in the preamble.

“Expanded Indication” means an indication that is not [***].

“Expert” has the meaning set forth in Section 3.5(b)(ii).

“Expert Panel” has the meaning set forth in Section 3.5(b)(ii).

“Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

“Family 1 Licensed Patent” has the meaning set forth in Section 7.2(d).

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Failure to Supply” means either of Company or its Affiliates failing to supply Licensee, its Affiliates or Sublicensees with [***].

“Field” means any indication in humans, which includes any prophylactic or therapeutic use in humans.

“First Commercial Sale” means with respect to the Licensed Product in any Region, the first sale for monetary value for use or consumption [***].

“Force Majeure Event” has the meaning set forth in Section 14.10.

“FTE” means the equivalent of the work of a full-time individual for a twelve-month period.

“Fully Burdened Manufacturing Cost” means, with respect to any Licensed Product supplied by or on behalf of Company to Licensee:

(a) if such Licensed Product is Manufactured by a CMO (or by multiple CMOs), the actual, invoiced cost of acquiring such Licensed Product from such CMO (or the sum of such actual, invoiced costs, if Manufactured by multiple CMOs) (i.e., the actual, as invoiced, supply price charged by such CMO(s)), [***]; or

(b) if such Licensed Product (or the Compound contained therein) (or any precursor or intermediate thereof) is Manufactured by Company or its Affiliates, the actual, fully-burdened cost of such Manufacturing, including [***].

Such costs will be calculated in accordance with the Accounting Standards and Company’s standard cost accounting policies that are consistently applied to other products that Company or Company’s Affiliates Manufactures or supplies and shall not include inter-company profits among Company and Company’s Affiliates. Notwithstanding the foregoing, transportation, freight, insurance, import duties, and other shipping costs for any Licensed Products that Licensee is responsible for paying under the shipping terms under the Supply Agreement will be excluded from the Fully Burdened Manufacturing Costs of such Licensed Products.

“GCP” or “Good Clinical Practice” means all applicable then-current standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of Clinical Studies, including, as applicable, (a) as set forth in the ICH Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products, (b) the Declaration of Helsinki (2013) as last amended at the 64th World Medical Association in October 2013 and any further amendments or clarifications thereto, (c) as set forth in the PRC Good Clinical Practice for Pharmaceuticals, as released by the NMPA in 2020, and its subsequent amendments, (d) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 56 (Institutional Review Boards) and 312 (Investigational New Drug Application), and (e) the equivalent applicable Laws in any relevant Region, each as may be amended and applicable from time to time and in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

“Generic Product” means, with respect to a Licensed Product in a Region, any product that (a) (i) contains the same active pharmaceutical ingredient(s) as such Licensed Product and (ii) qualifies as a generic or is bioequivalent to and exchangeable with the Licensed Product, as determined by the applicable Regulatory Authority (e.g., for the PRC, currently, a medication created to be the same as the Licensed Product in dosage form, safety, strength, route of administration, quality, and performance characteristics, and for the same indication) under the applicable Laws in such Region, (b) has received Regulatory Approval from the relevant Regulatory Authority in such Region in reliance on the Regulatory Approval for such Licensed Product in such Region or any data contained in such Regulatory Approval, (c) during the Royalty Term, is not owned or licensed by Licensee under this Agreement, and (d) is sold in the same Region as the relevant Licensed Product by a Third Party that is not a Sublicensee or Affiliate of Licensee, and that did not purchase such product in a chain of distribution that included Licensee, or its Affiliates or its or their Sublicensees.

“GLP” or “Good Laboratory Practice” means all applicable then-current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations as defined in 21 C.F.R. Part 58, the PRC Good Laboratory Practice effective as of September 1, 2003, or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (OECD), and such standards of good laboratory practice as are required by the equivalent applicable Laws in the relevant Region and other organizations and governmental agencies in countries in which the Licensed Product is intended to be sold by the Party that is subject to such standards.

“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal, official or officer, exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

“HFpEF” means heart failure with preserved ejection fraction.

“Hong Kong” means the Hong Kong Special Administration Region of the PRC.

“ICH” means the International Council for Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Indemnified Party” means a Person entitled to indemnification under ARTICLE X.

“Indemnifying Party” means a Party from whom indemnification is sought under ARTICLE X.

“Infringement” has the meaning set forth in Section 7.3(a).

“Infringement Action” has the meaning set forth in Section 7.3(b).

“Infringement Claim” has the meaning set forth in Section 7.4.

“Initial Commercial Plan” has the meaning set forth in Section 4.6(c).

“Initial Development Plan” has the meaning set forth in Section 3.2(a).

“Invention” means inventions, Know-How, developments or discoveries, whether patentable or non-patentable.

“JMC” has the meaning set forth in Section 5.6(b).

“JSC” has the meaning set forth in Section 5.1.

“Key Milestone” means a Development Key Milestone or a Commercial Key Milestone.

“Know-How” means all chemical and biological materials and other tangible materials, inventions, practices, methods, protocols, formulae, knowledge, know-how, trade secrets, processes, procedures, assays, skills, experience, techniques, information, data and results of experimentation and testing, including pharmacological, toxicological and pre-clinical and clinical test data and analytical and quality control data, patentable or otherwise. “Know-How” excludes Patent Rights.

“Law” or “Laws” means all laws, statutes, rules, codes, regulations, orders, decrees, judgments or ordinances of any Governmental Authority, or any license, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“LianBio” has the meaning set forth in the preamble.

“Lian Cardiovascular” means Lian Cardiovascular, an exempted company organized under the laws of the Cayman Islands and, as of the Effective Date, a wholly-owned subsidiary of LianBio and an Affiliate of Licensee.

“Licensed Know-How” means any and all Know-How that is (a) Controlled by Company or any of its Affiliates as of the Effective Date or at any time during the Term (including any and all Regulatory Filings, Regulatory Approvals, CMC Data, and any and all information contained therein) and (b) [***] for the Development, Manufacture or Commercialization of the Compound or Licensed Products in the Field in the Territory. Exhibit B contains a list of Licensed Know-How as of the Effective Date that are contained in the data room for transfer to Licensee. For the avoidance of doubt, Licensed Know-How will include any Know-How contained in the Product Inventions Controlled by Company or any of its Affiliates to the extent it meets the definition of Licensed Know-How above. Notwithstanding the foregoing, Licensed Know-How shall not include [***].

“Licensed Patents” means any and all Patent Rights (a) Controlled by Company or any of its Affiliates as of the Effective Date or at any time during the Term and (b) that are [***] for the Development, Manufacture or Commercialization of the Compound or Licensed Products in the Field in the Territory. Exhibit C contains a list of Licensed Patents as of the Effective Date. For the avoidance of doubt, Licensed Patents will include any Patent Rights contained in the Product Inventions Controlled by Company or any of its Affiliates to the extent it meets the definition of Licensed Patents above. Notwithstanding the foregoing, Licensed Patents shall not include [***].

“Licensed Product” means any pharmaceutical product containing the Compound (whether alone as the sole active ingredient or as a combination with other active ingredient(s)) in any form, presentation, formulation or dosage form.

“Licensed Technology” means, collectively, Licensed Patents and Licensed Know-How.

“Licensed Trademark” means the mark that has been or will be registered with a trademark office in a Region with respect to a Licensed Product as may be provided by Company to Licensee in writing from time to time during the Term.

“Licensee” has the meaning set forth in the preamble.

“Licensee Indemnified Party” has the meaning set forth in Section 10.1.

“Local Trademarks” has the meaning set forth in Section 4.6(f).

“Long-Form Document” means a draft agreement containing all material terms applicable to the Transaction to which it relates (including grant of rights or licenses, field of use, territory, sublicensing rights, scope of licensed intellectual property, material scope of Development or Commercialization rights, Development and Commercialization diligence obligations and milestones, material manufacturing and supply terms, material governance and final decision-making terms, scope of exclusivity, intellectual property ownership, non-compete covenants, and material financial and tax terms). For the avoidance of doubt, a Long-Form Document may or may not be intended to be an definitive, executable agreement and may or may not contain all terms customary for agreements for transactions similar to such Transaction.

“Losses” means damages, losses, liabilities, costs (including costs of investigation and defense), fines, penalties, taxes, expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts’ fees and expenses), in each case resulting from an Action.

“Macau” means the Macao Special Administration Region of the PRC.

“Manufacture” or “Manufacturing” of the Compound or Licensed Product, as the case may be, means all activities related to the production of the Compound or Licensed Product, as the case may be, including the production of any of the following to the extent used in the Compound or Licensed Product: any drug substance produced in bulk form for use as an active pharmaceutical ingredient, drug product, compounded or finished final packaged and labeled form, and in intermediate states, including the following activities: reference standard preparation, purification, formulation, scale-up, packaging, quality assurance oversight, quality control testing (including in-process release and stability testing), validation activities directly related to all of the foregoing, and data management and recordkeeping related to all of the foregoing. References to Manufacturing activities performed by a Party will include having any or all of the foregoing activities performed by a Third Party.

“Manufacturing Technology Transfer” has the meaning set forth in Section 4.2(a).

“Marketing Authorization” means the grant of all necessary final or conditional permits, registrations, authorizations, licenses and approvals (or waivers) required for the importation and Commercialization of the Licensed Product for use in the Field in the Territory, including any Regulatory Approval for sale or marketing, and, where required, Pricing and Reimbursement Approvals.

“[***]” means Company’s product candidate externally known as [***].

“NDA” means a new drug application or similar application or submission filed with or submitted to any Regulatory Authority to obtain permission to commence marketing and sales of a pharmaceutical product in any particular jurisdiction.

“Net Sales” means, with respect to a Licensed Product in a Region for any period, the total amounts invoiced for sales of such Licensed Product in such Region for such period by Licensee, its Affiliates or its or their Sublicensees or Commercialization Partners (the “Selling Party”) to Third Parties that are not Selling Parties in the Territory, in bona fide arm’s length transactions and as calculated in accordance with the applicable Accounting Standards, less the following deductions, in each case, related specifically to such Licensed Product and actually incurred, paid or accrued by the Selling Party in accordance with the Selling Party’s Accounting Standards and not otherwise recovered by or reimbursed to the Selling Party:

(a) discounts (including trade, cash and quantity discounts), cash and non-cash coupons, charge back payments and rebates granted to managed health care organizations, hospitals, pharmacies, or group purchasing organizations, or to federal, state and local governments, their agencies, and purchasers and reimbursers or to customers or required by applicable Law (including governmental medical assistance programs);

(b) [***] credits, allowances, repayments, discounts to and chargebacks for claims, spoiled, damaged, or outdated goods, rejections or returns of the Licensed Products, including Licensed Products returned in connection with recalls or withdrawals;

(c) any sales, value added or similar taxes, insurance, custom duties, excise (including annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48)) or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product [***];

(d) [***] freight and insurance costs and other expenses incurred in distributing, warehousing, importing, handling and transporting the Licensed Product to distributors or customers, [***];

(e) wholesalers’ stocking, inventory management or distribution fees [***];

(f) delayed ship order credits, discounts, or payments related to the impact of price increases [***];

(g) retroactive price reductions or billing corrections;

(h) amounts that are written off as uncollectible; [***]; and

(i) other specifically identifiable amounts deducted for reasons similar to those listed above in accordance with the Selling Party’s Accounting Standards.

Each of the amounts set forth above will be determined from the books and records of the Selling Party, maintained in accordance with their respective Accounting Standards, consistently applied. No amount for which deduction is permitted pursuant to the above shall be deducted more than once. In addition, to the extent any amounts deducted pursuant to the above are subsequently recovered by or reimbursed to the Selling Party, such recovered amounts shall be deemed “Net Sales” for the subsequent Calendar Quarter; provided that, if no royalties are owed by Licensee for such subsequent Calendar Quarter pursuant to this Agreement, Licensee shall promptly refund such recovered amounts to Company.

Net Sales will be calculated only once for the first bona fide arm’s length sale of the Licensed Product to a Third Party that is not a Selling Party. Net Sales does not include (a) any sale of such Licensed Product to or between Licensee, its Affiliates or its or their Sublicensees or Commercialization Partners for further sale by such entity (but includes the subsequent sale by such entity to a Third Party that is not a Selling Party), (b) samples of Licensed Product used to promote additional Net Sales, in amounts consistent with normal business practices of a Selling Party, (c) any use of such Licensed Product in Clinical Studies, pre-clinical studies or other Development activities, or (d) the disposal, use or transfer of such Licensed Product at or below cost for a bona fide charitable purpose, including expanded access, compassionate use, patient assistance or named patient use.

[***]

Subject to the above, Net Sales will be calculated in accordance with the standard internal policies and procedures of the Selling Party, if any, copies of which policies and procedures will be furnished to Company upon request, and which must in any case be in accordance with its Accounting Standards.

“nHCM” means non-obstructive hypertrophic cardiomyopathy.

“NMPA” means the National Medical Product Administrations of the PRC, or its successor.

“Non-Breaching Party” has the meaning set forth in Section 12.3(a).

“oHCM” means obstructive hypertrophic cardiomyopathy.

“Other Actives” has the meaning set forth in the definition of “Combination Product” in this Section 1.1.

“Party” means Company or Licensee; “Parties” means Company and Licensee, collectively.

“Party Vote” has the meaning set forth in Section 5.5.

“Patent Rights” means the rights and interests in and to (a) all patents and patent applications (including provisional applications), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, any other pre- or post-grant forms of any of the foregoing, (b) any confirmation patent or registration patent or patent of addition, utility models, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like of any of the foregoing, (c) any and all patents that have issued or in the future issue from the foregoing patent applications, including author certificates, utility models, petty patents, innovation patents and design patents and certificates of invention.

“[***] Entities” means [***].

“Permissible Third Party” means a Third Party with [***] capabilities in the business of pharmaceutical sales or development or that a Party can demonstrate has or can acquire the capabilities to perform the Development and/or Commercialization of the Licensed Product in the Field in the Territory as contemplated by this Agreement.

“Person” means any natural person, corporation, general partnership, limited partnership, joint venture, proprietorship or other business organization or a Governmental Authority.

“Pharmacovigilance Agreement” has the meaning set forth in Section 3.7.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement, excludes Hong Kong, Macau and Taiwan.

“PRC Manufacturer” has the meaning set forth in Section 4.2(a).

“Pricing and Reimbursement Approval” means, with respect to the Licensed Product, the governmental approval, agreement, determination or decision establishing the price or level of reimbursement for such Licensed Product, in a given Region prior to the sale of such Licensed Product in such Region.

“Prior CDA” means the Mutual Confidential Disclosure Agreement, executed June 29, 2020, by and between LianBio and Company.

“Product Data and Materials” has the meaning set forth in Section 7.1(b).

“Product Inventions” has the meaning set forth in Section 7.1(a).

“Product Marks” has the meaning set forth in Section 4.6(f).

“Product Trademarks” has the meaning set forth in Section 4.6(f).

[***]

“Province” means each of the provinces, autonomous regions, and municipalities of the PRC.

“Qualified Financing” means the [***] round of equity financing of LianBio or Lian Cardiovascular after the Effective Date (which shall include any convertible debt, convertible preferred share or other equity-linked derivative security financing), in a single or series of related transactions, which raises gross proceeds to LianBio or Lian Cardiovascular of at least [***].

“Referee” has the meaning set forth in Section 3.3(b).

“Region” means each country or region in the Territory, comprising of each of the PRC, Macau, Hong Kong, Taiwan, Thailand, and Singapore.

“Regulatory Approval” means the final or conditional approval of the applicable Regulatory Authority necessary for the marketing and sale of the Licensed Product in the Field in a country(ies) or Region(s), excluding separate Pricing and Reimbursement Approval that may be required.

“Regulatory Approval Application” means an application to seek regular or expedited Regulatory Approval of the Licensed Product for sale or marketing in any country(ies) or Region(s) in the Territory, as defined in the applicable Laws and filed with the Regulatory Authority of such country(ies) or Region(s), such as NDAs.

“Regulatory Authority” means any multinational, federal, national, state, provincial or local regulatory agency, department, bureau or other Governmental Authority with authority over the clinical development, Manufacture, marketing or sale of the Licensed Product in a Region, including the NMPA in the PRC.

“Regulatory Deadlock” has the meaning set forth in Section 3.5(b)(ii).

“Regulatory Exclusivity” means, with respect to a Licensed Product in a Region, the period of time during which: (a) a Party or its Affiliates or its or their sublicensees has been granted the exclusive legal right by a Regulatory Authority in such Region to market and sell such Licensed Product; or (b) the data and information submitted by a Party or its Affiliates or its or their sublicensees to the relevant Regulatory Authority in such Region for purposes of obtaining Regulatory Approval of such Licensed Product in such Region may not be disclosed, referenced, or relied upon in any way by a Third Party or such Regulatory Authority (including by relying upon the Regulatory Authority’s previous findings regarding the safety or effectiveness of the Licensed Product) to support the Regulatory Approval of any product of a Third Party in such Region.

“Regulatory Filing” means any documentation comprising any filing or application with any Regulatory Authority with respect to the Licensed Product, and any documents submitted to any Regulatory Authority, including INDs, Regulatory Approval Applications, Regulatory Approvals, Marketing Authorizations, and all correspondence with any Regulatory Authority with respect to any Licensed Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

[***]

“Royalty Term” has the meaning set forth in Section 6.2(b).

“Rules” has the meaning set forth in Section 13.2.

“Safety Data” means any Adverse Event information from human trials and all results from non-clinical safety studies, including toxicology and carcinogenicity data (if any), with respect to the Licensed Product required by one or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws, but excluding any information related to the efficacy of the Licensed Product.

“Safety Issue” has the meaning set forth in Section 3.5(b)(ii).

“Sale Transaction” has the meaning set forth in Section 14.1(b).

“[***]” has the meaning set forth in Section 14.1(b).

“Sales Milestone Event” has the meaning set forth in Section 6.1(e).

“Sales Milestone Payment” has the meaning set forth in Section 6.1(e).

“Selling Party” has the meaning set forth in the definition of “Net Sales” in this Section 1.1.

“Senior Officers” means (a) with respect to Company, the Chief Executive Officer of Company, and (b) with respect to Licensee, the Chief Executive Officer of LianBio. If the position of any of the Senior Officers identified in this definition no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable title of the Senior Officer set forth herein will be replaced with the title of another executive officer with responsibilities and seniority comparable to the eliminated Senior Officer, and the relevant Party will promptly provide notice of such replacement title to the other Party.

“Subcommittee” has the meaning set forth in Section 5.6.

“Sublicense” means a grant of rights from Licensee to a Sublicensee under any of the rights licensed to Licensee by Company under Section 2.1 with respect to the Development, Manufacture or Commercialization of any Licensed Product in the Field in the Territory.

“Sublicensee” means any Third Party to whom Licensee has directly or indirectly granted a Sublicense under all or any portion of the license granted by Company hereunder.

“Supply Agreement” means any of the Development Supply Agreement and Commercial Supply Agreement.

“Tax Withholdings” has the meaning set forth in Section 6.7(a).

“Tech Transfer Agreement” has the meaning set forth in Section 4.3.

“Tech Transfer Notice” has the meaning set forth in Section 4.2(a).

“Tech Transfer Plan” has the meaning set forth in Section 4.3.

“Term” has the meaning set forth in Section 12.1.

“Territory” means the PRC, Macau, Hong Kong, Taiwan, Thailand and Singapore.

“Third Party” means any Person other than a Party or any of its Affiliates.

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Third Party Losses” means Losses resulting from an Action by a Third Party.

“Trademark” means all registered and unregistered trademarks, service marks, trade dress, trade names, logos, insignias, domain names, symbols, designs, and combinations thereof.

“Transaction” means any direct or indirect license, assignment, sale, joint venture or any other form of transaction that would grant any Third Party any right to Develop or Commercialize [***] in the Field in all or any portion of the Territory.

“Two-Invoice Policy” means the policy described in the “Opinion on the Implementation of the ‘Two-Invoices’ System in the Procurement of Pharmaceutical Products by Public Medical Institutions (trial)” (Guoyigaibanfa [2016] No. 4), officially released on January 9, 2017 and in any other applicable Laws, which policy mandates public hospitals or any other purchaser of drugs in the PRC to purchase drugs from the distributor that purchases the drugs directly from the drug manufacturer, limiting the total number of invoices to two.

“United States” or “U.S.” or “US” means the United States and its territories, possessions and commonwealths.

“Upstream Licenses” means any and all agreements between Company or any of its Affiliates, on the one hand, and any Third Party, on the other hand, existing as of the Effective Date pursuant to which Company (a) in-licenses any Patent Rights or Know-how owned or Controlled by such Third Party that are included as part of the Licensed Patents or Licensed Know-How or (b) agrees to provisions that would require Licensee to make any payments (including royalties) to any Third Party or to undertake or observe any restrictions or obligations with respect to the Development, Manufacture or Commercialization of Licensed Products in the Field in the Territory.

“Valid Claim” means either: (a) a claim of an issued and unexpired patent included within the Licensed Patents that (i) has not been irrevocably or unappealably disclaimed or abandoned, or been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction; and (ii) has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise; or (b) a claim included in a patent application included within the Licensed Patents that has neither been irretrievably cancelled, withdrawn or abandoned, nor been pending for more than [***] from the earliest filing date to which such patent application or claim is entitled.

“Warrant Shares” means has the meaning set forth in Section 6.1(b).

“Warrants” means has the meaning set forth in Section 6.1(b).

ARTICLE II

LICENSE GRANTS

Section 2.1. License Grant; Right of Reference.

(a) Exclusive License Grant. Subject to the terms and conditions of this Agreement, Company hereby grants to Licensee an exclusive (even with respect to Company and its Affiliates), sublicensable (subject to Section 2.2), royalty-bearing right and license under the Licensed Technology to Develop, have Manufactured (subject to Section 4.1 and Section 4.2 and solely for the purpose of Developing and Commercializing the Licensed Products in the Field in the Territory), Commercialize, use, offer for sale, sell, have sold, and import the Licensed Products in the Field in the Territory.

(b) Licensee Right of Access and Reference. Company hereby grants Licensee access to, and a right of reference with respect to, (i) all Regulatory Filings, and (ii) all Data generated relating to the Licensed Products, including clinical and pre-clinical data, Safety Data and CMC Data contained or referenced in such Regulatory Filings, in each case (i) and (ii), Controlled by Company or its Affiliates as of the Effective Date or at any time during the Term that are reasonably necessary for Developing, seeking and securing INDs, Regulatory Approvals, and Marketing Authorizations for the Development, Manufacture and Commercialization of the Compound and Licensed Products in the Field in the Territory. Notwithstanding the foregoing, the foregoing rights do not extend to the materials, data and information set forth in clauses (i) and (ii) that relate to, and to the extent they relate to, any Other Active. The foregoing rights include the right for Licensee and, to the extent permitted under this Agreement, its Affiliates and its and their Sublicensees, to make copies of and reproduce such documentation and information for the purposes set forth in this Section 2.1(b).

(c) Delivery of Documentation. From time-to-time during the Term, upon a Party’s reasonable request, the other Party will promptly provide the requesting Party with copies of all data and information relating to the Licensed Products that are (i) Controlled by and in the possession of the other Party or its Affiliates and (ii) reasonably necessary for the requesting Party’s Development or obtaining Regulatory Approval or Marketing Authorization for, the Compound and Licensed Products, in the case that Licensee is the requesting Party, in the Field in the Territory, and in the case that Company is the requesting Party, outside the Field in the Territory or outside or in the Field outside the Territory.

Section 2.2. Sublicensing.

(a) Licensee Right to Sublicense. Licensee will have the right to grant sublicenses under the rights granted to Licensee by Company pursuant to Section 2.1: (i) to its Affiliate that is Lian Cardiovascular or an Affiliate of Lian Cardiovascular [***]; provided that any such sublicense to Lian Cardiovascular will terminate if such sublicensee ceases to be an Affiliate of Licensee and any such sublicense to an Affiliate of Lian Cardiovascular will terminate if such sublicensee ceases to be an Affiliate of Licensee or of Lian Cardiovascular; or (ii) to an Affiliate of Licensee that is not Lian Cardiovascular nor an Affiliate of Lian Cardiovascular or to a Third Party [***]; provided that any such sublicense to an Affiliate that is not Lian Cardiovascular nor an Affiliate of Lian Cardiovascular will terminate if such sublicensee ceases to be an Affiliate of Licensee. Notwithstanding the foregoing, Licensee’s exercise of the sublicense right and its Affiliates’ exercise of the further sublicense right shall not have a material adverse impact on the value of the Warrant.

(b) Sublicense Requirements. Each Sublicense granted by Licensee to a Third Party pursuant to Section 2.2(a) will (i) be in writing and be subject to and consistent with the applicable terms and conditions of this Agreement, (ii) be provided to Company at least [***] prior to the effective date thereof, and (iii) [***]. Without limiting the foregoing, all sublicenses must include provisions for (x) assignment of intellectual property rights consistent with Licensee’s obligations under Section 2.6(b), Section 4.6(f) and ARTICLE VII; and (y) protection of Confidential Information at least as stringent as those contained in ARTICLE VIII. [***]. Licensee shall keep Company informed through the JSC of each sublicense granted to an Affiliate or Third Party, specifying the name of the sublicensee and the material terms (including duration) of the sublicense.

Section 2.3. Performance by Independent Contractors. Licensee may contract or delegate any portion of its obligations hereunder to an Affiliate, Sublicensee or contractor, subject to the terms and conditions of Section 14.9 and, with respect to the Manufacture of the Licensed Product, Section 4.1 and Section 4.2; provided that Licensee shall keep Company informed through the JSC of each subcontract entered into therewith, specifying the name of the contract service provider and the material terms (including duration) of the subcontract. Licensee is responsible for the compliance of its Affiliates, Sublicensees and contractors with the terms and conditions of this Agreement, and any act or omission of an Affiliate, a sublicensee or subcontractor that would be a material breach of this Agreement if performed by Licensee will be deemed to be a material breach by Licensee under this Agreement. For clarity, Licensee shall have no right to contract or delegate its obligations hereunder to any Affiliate of Licensee or any contractor, CMO or other Third Party, in each case, under terms permitting the performance of any activities related to the Compound or Licensed Product outside the Territory, including any Manufacture (for any purpose) of any Licensed Product or any Compound contained therein outside the Territory.

Section 2.4. Exclusivity Covenant.

(a) During the Term, Licensee will not, and will cause its Affiliates and Sublicensees not to, (i) directly or indirectly, whether by itself or with or through any of its Affiliates or (ii) with, through or in collaboration with any Third Party, whether through license, assignment, joint venture, investment or otherwise (including via any arrangement or series of arrangements with a Third Party), Develop or Commercialize any Competing Product in the Field in the Territory.

(b) [***]

Section 2.5. [***]

Section 2.6. Licensor Right of Access and Reference.

(a) Regulatory Filings and Documentation. Licensee hereby grants Company, its Affiliates and its and their licensees access to, and a right of reference with respect to, all Regulatory Filings Controlled by Licensee, its Affiliates, or Sublicensees as of the Effective Date or at any time during the Term after the Regulatory Approvals have been transferred to Licensee.

(b) Data and Materials. Licensee hereby grants Company an exclusive (even with respect to Licensee and its Affiliates), sublicensable, royalty-free, fully-paid license to use the Product Data and Materials for any purpose outside the Territory and for research purposes in the Territory. Licensee shall (i) transfer or otherwise provide to Company access to Product Data and Materials at the request of Company, and (ii) take all such other steps as Company may deem necessary or appropriate in order to achieve Company’s right to the Product Data and Materials (including Company’s right to the Product Data and Materials upon termination of this Agreement set forth in Section 12.4(h)) as provided under this Agreement. Without limiting the foregoing, Licensee shall obtain, and shall cause its Affiliates, and/or Sublicensees to obtain, a written consent from all trial subjects in form and substance approved by Company (which consent form shall contain such provisions that would give Company consent to access and use all data and samples obtained from trial subjects) and in the circumstances agreed by Company and Licensee when performing its or their obligations under this Agreement in accordance with such study protocol for Developing the Product in the Territory as set forth in the Development Plan approved by the JSC. In addition, Licensee shall cooperate with Company to ensure that all relevant agreements reflect Company’s right hereunder (including Company’s right to the Product Data and Materials upon termination of this Agreement set forth in Section 12.4(h)), including inclusion in the agreements with trial sites and clinical research organizations an obligation for such service providers to give Company (or its designee) full access to all data and samples collected as well as results and reports of the clinical trials on the Compound and Licensed Products conducted in the Territory to the extent not expressly prohibited by applicable Laws. In the event that, and to the extent that, applicable Laws prevent the disclosure or transfer of any Product Data and Materials (including data associated with clinical trials or individual patients) to, or the processing of data by, Company, then Licensee shall, and shall procure its Affiliates, and Sublicensee to, to the extent not expressly prohibited by applicable Laws, disclose or transfer the same to an entity designated by Company. In the event that applicable Laws prevent disclosure or transfer of Product Data and Materials by Licensee (or, if applicable, its Affiliates or Sublicensee) to, or the processing of Product Data and Materials by, Company’s designee, then Company and Licensee shall negotiate in good faith to put in place arrangements that will allow Company to as far as permitted under applicable Laws to obtain the same rights and economic benefits as it would have been entitled to had a transfer to Company or Company’s designee been permitted.

Section 2.7. Reservation of Rights. No rights, other than those expressly set forth in this Agreement, are granted to any Party under this Agreement, and no additional rights will be deemed granted to any Party by implication, estoppel or otherwise, with respect to any intellectual property rights. All rights not expressly granted by any Party or its Affiliates to the other Party under this Agreement are reserved. Neither Party nor any of its Affiliates will use or practice any Know-How or Patent Rights licensed or provided to such Party or any of its Affiliates outside the scope of or otherwise not in compliance with the rights and licenses granted to such Party or its Affiliates under this Agreement. For clarity, Company reserves the exclusive right to conduct or have conducted any research under the Licensed Technology anywhere in the world (including the Territory) and the right to conduct or have conducted the Development and Manufacturing activities of the Product anywhere in the world (including the Territory) for the purposes of Developing and Commercializing the Compound and any Licensed Product outside the Territory.

ARTICLE III

DEVELOPMENT

Section 3.1. Development Diligence; Development Responsibilities.

(a) Development Diligence. Licensee shall, and shall cause its Sublicensees (including any Affiliate which is granted a sublicense by Licensee pursuant to Section 2.2(a)) to, use Commercially Reasonable Efforts to perform the activities assigned to it in the Development Plan, at its sole expense. Licensee will not be deemed to be in breach of its obligations under this Section 3.1(a) to the extent it is prevented from or delayed in using Commercially Reasonable Efforts to perform an activity assigned to it in the Development Plan as a result of the acts or omissions of Company, including Company’s breach of any of its obligations under this Agreement or failure to timely perform its obligations under the Development Plan. If Licensee is delayed in performing (or fails to perform) an obligation assigned to Licensee in the Development Plan or fails to timely achieve a Development Key Milestone as a result of Company’s failure to timely perform any of its obligations under this Agreement or the Development Plan, then the deadlines for the performance of Licensee’s obligations under the Development Plan or to achieve the applicable Development Key Milestone will be extended commensurate with the delay caused by Company.

(b) Development Responsibilities; Certain Limitations. Subject to the terms and conditions of this Agreement, including this ARTICLE III and ARTICLE V, Licensee will have sole responsibility for, authority over, and discretion with respect to, at its own expense, the Development of the Compound and Licensed Products for the purpose of obtaining Regulatory Approval in the Field in the Territory. Licensee will be responsible for the day-to-day implementation of any Development activities for which it (or any of its Affiliates) is assigned responsibility under this Agreement (including the Development Plan). Licensee shall not Develop any Licensed Product in the Territory for an indication other than indications approved by the JSC and included in the then-current Development Plan.

Section 3.2. Development Plan.

(a) Development in the PRC. As of the Effective Date, a high-level plan with respect to the Development of the Licensed Products in the PRC for [***] is attached hereto as Exhibit F (the “Initial Development Plan”). Within [***] of the Effective Date, the JSC will develop and approve a detailed development plan for the Development and Regulatory Approval for a Licensed Product in the Field in the PRC for [***], and within [***] after the Effective Date, the JSC will develop and approve a detailed development plan for the Development and Regulatory Approval for a Licensed Product in the Field in the PRC for each of [***] and certain segments of [***], including details with respect to [***], and such plan, once approved by the JSC, will be attached hereto as Exhibit F and replace the Initial Development Plan (such development plan, together with the Initial Development Plan until it is replaced in accordance with the foregoing, the “Development Plan”). For the avoidance of doubt, such Development Plan shall specify milestones as agreed by the JSC. Any material changes to the Development Plan, including proposed changes to the Development Plan as a result of any interaction with any Regulatory Authority, will be agreed upon by the JSC pursuant to Section 5.2, subject to the decision-making and escalation procedures set forth in Section 5.5.

(b) Development in Other Regions. With respect to any Region, other than the PRC, in which the approval of a Regulatory Approval Application of a Licensed Product can be based on [***], Licensee shall provide the JSC with an updated Development Plan for approval no later than [***] and, following the approval of such updated Development Plan by the JSC, shall use Commercially Reasonable Efforts to Develop such Licensed Product in such Region in accordance with such updated Development Plan. With respect to any Region, other than the PRC, in which the approval of a Regulatory Approval Application of a Licensed Product can be based on [***], Licensee shall provide the JSC with an updated Development Plan for approval no later than [***] and, following the approval of such updated Development Plan by the JSC, shall use Commercially Reasonable Efforts to

Develop such Licensed Product in such Region in accordance with such updated Development Plan. For the avoidance of doubt, Licensee’s failure to provide the JSC with the applicable updated Development Plan for approval in accordance with this Section 3.2(b) shall be deemed to be a material breach for the purposes of Section 12.3(a) solely with respect to the applicable Region, and Company will only have the right to terminate this Agreement with respect to such Region under Section 12.3(a). With respect to any Region, other than the PRC, in which the approval of a Regulatory Approval Application of a Licensed Product can be based on [***], Licensee’s obligation under this Section 3.2(b) shall be triggered by the one that occurs first.

Section 3.3. Development Key Milestones.

(a) In the event a Regulatory Authority (including CDE and NMPA) requires or permits a different Development pathway than that contemplated in the then-current Development Plan, and that materially changes (in either an expedited or in a delayed fashion) the timing for achieving any of the Development Key Milestones, then (i) the existing Development Key Milestones will no longer apply to Licensee, its Affiliates and its and their Sublicensees, (ii) the JSC will determine new Development Key Milestones taking into consideration [***]; provided that if, following the decision-making procedures under Section 5.5, the JSC and the Senior Officers are not able to agree on new Development Key Milestones (a “Development Key Milestone Deadlock”), then the new Development Key Milestones will be determined in accordance with Section 3.3(b), and (iii) the Parties will memorialize such new Development Key Milestones in writing, whether through an amendment to this Agreement or separate side letter. Following such amendment or side letter, the JSC will update the Development Plan as necessary. Licensee will use Commercially Reasonable Efforts to perform the activities assigned to it in the updated Development Plan in accordance with Section 3.1.

(b) Either Company or Licensee may refer any Development Key Milestone Deadlock to [***] with expertise in the pharmaceutical industry in the PRC who is neutral, independent, disinterested, and impartial (the “Referee”) pursuant to the following procedures. Company and Licensee will in good faith jointly choose the Referee. Each of Company and Licensee agrees to use Commercially Reasonable Efforts to jointly choose a Referee within [***] after the date of the last discussion of the matter by the Senior Officers. Each of Company and Licensee will submit to the Referee the last new Development Key Milestone proposed by its Senior Officer to the Referee with a copy to the other Party. The Referee will promptly review such proposals and resolve the matter by determining the new Development Key Milestone taking into consideration [***], which may differ from the new Development Key Milestones last proposed by each Party’s Senior Officer. The Referee will resolve the matter pursuant to such procedures that it establishes and in a manner he or she deems fair and equitable; provided, however, that each of Company and Licensee will be afforded an opportunity to provide a written submission in support of its position and to advocate for its position personally before the Referee. Each of Company and Licensee agrees to use Commercially Reasonable Efforts to cooperate with the Referee and to cause the Referee to resolve the matter as promptly as practicable and in any event no later than [***] after selection of the Referee. All submissions to, and communications and proceedings of, the Referee shall be in the English language. The new Development Key Milestone determined by the Referee will be final, conclusive and binding on the Parties. The fees and expenses of the Referee will be borne by the Party whose last new Development Key Milestone proposed by its Senior Officer varies the greatest from the new Development Key Milestone determined by the Referee.

Section 3.4. Development Records and Reporting.

(a) Records. Licensee will maintain complete and accurate records of all work conducted by Licensee in furtherance of seeking Regulatory Approval for the Licensed Products in the Field in the Territory. Such records will be maintained in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and in accordance with applicable Laws.

(b) Reporting. Licensee will provide the JSC with a written report, at least [***], in English, describing in reasonable detail Licensee’s activities and progress related to the pursuit of Regulatory Approval for the Licensed Products in the Field in the Territory. Licensee will respond to the JSC’s reasonable questions or requests for additional information relating to such activities in a timely manner. Unless otherwise agreed by Company, any documentation that Licensee provides or presents to the JSC shall be in the English language, and Licensee shall prepare and provide, at [***] expense, accurate English translations or English summaries of any documentation that Licensee provides or presents to the JSC originally in a language other than English; provided that, [***].

Section 3.5. Regulatory Submissions and Approvals; Communications; Meetings.

(a) Regulatory Filings and Approvals. Licensee, or its relevant Affiliates or Sublicensees, will have the sole and exclusive right to file and hold all Regulatory Filings, and to apply for and maintain all Regulatory Approvals and Pricing and Reimbursement Approvals, in each case, for all Licensed Products in the Field in the Territory at Licensee’s cost and expense in the name of Licensee or any of its Affiliates or its or their Sublicensees; provided that [***]. Subject to the terms and conditions of this Agreement, Licensee will be responsible, at its sole cost and expense, for all regulatory activities leading up to and including the obtaining of Regulatory Approvals and any Pricing and Reimbursement Approvals, as applicable, for Licensed Products in the Field from Regulatory Authorities or Governmental Authorities in the Territory; provided that [***].

(b) Regulatory Communications. Subject to applicable Laws and this Section 3.5 (including the rest of this Section 3.5(b)), Licensee will oversee, monitor and manage all interactions and communications with Regulatory Authorities with respect to the Licensed Products in the Field in the Territory.

(i) If any regulatory activities are conducted in Licensee’s name, Licensee will have final decision-making authority regarding all regulatory activities, including the content of Regulatory Filings for Licensed Products in the Field in the Territory; provided that Licensee will (A) promptly notify Company of all communications or correspondence with Regulatory Authorities with respect to the Licensed Products in the Field in the Territory that are received by Licensee from any Regulatory Authority or submitted by Licensee to any Regulatory Authority and will provide copies of such communications or correspondence and Regulatory Filings in their original format and language, English summaries of material communications or correspondence, and English translations of material Regulatory Filings to Company for review and comment (which will be provided with sufficient advanced notice so that Company may meaningfully review and comment); and (B) reasonably consider in good faith all comments provided by Company with respect to such communications or correspondence. Notwithstanding Section 3.5(b)(i)(B) above, Licensee shall [***] any reasonable comment provided by Company to the extent such comment is related to a Safety Issue or any data, results or other information provided by or obtained from Company.

(ii) If any regulatory activities are conducted in Company’s name, subject to the rest of this Section 3.5(b)(ii), (A) Company will [***]; and (B) Licensee shall, and shall ensure that its relevant Affiliates and Sublicensees will, [***]. If Licensee reasonably believes [***], will materially delay or adversely impact the Development or Commercialization of the Licensed Product in Field in the Territory, Company and Licensee shall discuss and attempt to resolve such matters through the JSC and the Senior Officers pursuant to the procedures set forth in Section 5.5. If, following the decision-making procedures under Section 5.5, the JSC and the Senior Officers are not able to reach an unanimous decision with respect to such matter (“Regulatory Deadlock”), either Company or Licensee may refer any Regulatory Deadlock to an expert panel comprising [***], with expertise in the pharmaceutical industry and the Development and Regulatory Approval of pharmaceutical products in the relevant Region(s) in the Territory and who are neutral, independent, disinterested, and impartial (each, an “Expert” and collectively, the “Expert Panel”), pursuant to the following procedures. Each of Company and Licensee shall appoint one (1) Expert who shall together choose a third Expert. Each of Company and Licensee shall appoint its Expert by written notice to the other Party no later than [***] after the Senior Officers fail to resolve such matter. Company and Licensee shall direct their appointed Experts to choose the third Expert no later than [***] after the date of appointment of the second Expert. The Expert Panel will resolve the Regulatory Deadlock by making the final decision in good faith by majority vote; provided, however, that each of Company and Licensee will be afforded an opportunity to provide a written submission in support of its position and to advocate for its position personally before the Expert Panel. Each of Company and Licensee agrees to use Commercially Reasonable Efforts to cooperate with the Expert Panel and shall instruct the Expert Panel to resolve the matter as promptly as practicable and in any event no later than [***] after selection of the Expert Panel. The Expert Panel’s decision will be final, conclusive and binding on the Parties. All submissions to, and communications and proceedings of, the Expert Panel shall be in the English language. The fees and expenses of the Expert Panel will be borne by the Party whose decision proposed by its Senior Officer varies the greatest from the final decision made by the Expert Panel. For purposes of Section 3.5(b)(i) and Section 3.5(b)(ii), [***]. The deadline to achieve the applicable Development Key Milestone will be extended commensurate with the time required to resolve any matter under this Section 3.5(b)(ii) in accordance with the dispute resolution procedures of this Section 3.5(b)(ii) (including discussion of the matter at the JSC and by the Senior Officers and resolution of a Regulatory Deadlock).

(c) Regulatory Meetings. Licensee will provide Company with reasonable prior written notice (within [***] after its receipt of the meeting notice from a Regulatory Authority) of all meetings with Regulatory Authorities in the Field in the Territory (including advisory committee meetings and any other meeting of experts convened by a Regulatory Authority) regarding the Licensed Product unless expressly prohibited by applicable Laws or the Regulatory Authority. Company will have the right to request to be present at (but not participate in, unless requested by Licensee or the Regulatory Authority) all such meetings with Regulatory Authorities to the extent permitted under applicable Laws and by the applicable Regulatory Authorities and to the extent Company’s attendance would not delay such meetings, at Company’s sole cost; provided that if Company’s attendance or participation in any of such meetings is required by applicable Laws or requested by Licensee or any Regulatory Authority, Licensee shall reimburse Company for all costs incurred by Company.

(d) Termination or Suspension of Clinical Studies. Notwithstanding anything to the contrary in this Agreement or the Pharmacovigilance Agreement, the Parties hereby agree that (i) Licensee may terminate or suspend any Clinical Study relating to the Licensed Product in the Field in the Territory, without the approval or consent of the JSC or Company, if (A) a Regulatory Authority, institutional review board or safety data review board for such Clinical Study has required or recommended such termination or suspension or (B) Licensee believes, in good faith, that such termination or suspension is warranted because of observed safety risks to the study subjects or patients, and (ii) Licensee shall terminate or suspend any Clinical Study relating to the Licensed Product in the Field in the Territory if Company notifies Licensee of Company’s good faith belief that such termination or suspension is warranted because of observed safety risks to the study subjects or patients; provided that, prior to terminating or suspending such Clinical Study as provided in Section 3.5(d)(i)(B) or Section 3.5(d)(ii), the JSC shall first convene a safety committee as a Subcommittee comprised of [***] representatives of Licensee and [***] representatives of Company, each with expertise in the area of pharmaceutical product safety, that shall meet and discuss such terminating Party’s concerns and, following such meeting, prepare a written summary of their conclusions, or if the safety committee cannot reach a unanimous conclusion, a written summary of each Party’s representative’s conclusions, and the terminating Party shall consider such conclusions in good faith before terminating or suspending, or directing the termination or suspension of, such Clinical Study. In either case, Licensee will promptly notify Company in writing of such termination or suspension. In the event that Licensee terminates any Clinical Study pursuant to Section 3.5(d)(i)(B) (after considering in good faith the conclusions of the safety committee or each Party’s representative), Company shall have the right (but not the obligation) to take over the conduct of such Clinical Study and, if Company elects to do so, Licensee shall cooperate with Company to transfer the conduct of such Clinical Study to Company, to the extent permitted by applicable Laws.

(e) Regulatory Investigation or Inquiry. If any Regulatory Authority (i) contacts Licensee or its Affiliate with respect to the alleged improper Development, Manufacture or Commercialization of any Licensed Product, (ii) conducts, or gives notice of its intent to conduct, an inspection at Licensee’s, its Affiliates’ or its or their Sublicensees’ or its subcontractors’ facilities used in the Development of the Licensed Product, or (iii) takes, or gives notice of its intent to take, any other regulatory action with respect to any activity of Licensee, its Affiliates or its or their Sublicensees or subcontractors, with respect to (i) through (iii), then Licensee will promptly notify Company in writing of such contact, inspection or notice. Unless expressly prohibited by applicable Laws or the Regulatory Authority, Company shall be entitled to be present during any such inspection; provided that, Licensee shall not be required to reschedule any such inspection in order for Company to be present.

Section 3.6. Development of the Licensed Products outside the Territory or outside the Field. For clarity, Company retains the exclusive right and will be solely responsible and have sole discretion and control over the Development activities (including regulatory activities) of the Licensed Products outside the Field, whether in or outside the Territory, and in the Field outside the Territory. Company will oversee, monitor and manage all interactions and communications with Regulatory Authorities with respect to such Licensed Products in such fields and territories. Company will have final decision-making authority regarding all regulatory activities, including the labeling strategy and the content of Regulatory Filings with respect to such Licensed Products in such fields and territories. In the event Company’s or its Affiliates’ or its or their other licensees’ Development activities (including regulatory activities) of such Licensed Product in the Field outside the Territory would reasonably be expected to materially adversely impact Licensee’s Development, or Commercialization of the Licensed Products in the Field in the Territory, Company will give the JSC reasonable advance notice of any such activities prior to undertaking such activities. Without limiting Section 3.1, Company and Licensee, through their representatives on the JSC, will discuss in good faith such activities and Company will consider in good faith the views and suggestions of the JSC to minimize the impact of such activities on Licensee’s Development or Commercialization of the Licensed Products in the Field in the Territory.

Section 3.7. Pharmacovigilance. Within [***] after the Effective Date, Company and Licensee will negotiate in good faith and finalize the actions that Company and Licensee will employ with respect to the Licensed Products to protect patients and promote their well-being in a written pharmacovigilance agreement (the “Pharmacovigilance Agreement”). These responsibilities will include mutually acceptable guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between Company and Licensee) of Adverse Event reports and any other information concerning the safety of any Licensed Product, including recall and withdrawal responsibilities, processes and procedures. Such guidelines and procedures will be in accordance with, and enable Company and Licensee to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure will be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirements, in which case local reporting requirement will prevail. Licensee will be responsible for reporting quality complaints, Adverse Events and safety data related to the Licensed Product in the Field to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Products in the Field in the Territory; provided that Licensee will conduct such activities (1) in its own name, if Licensee is the legal and beneficial owner of the Regulatory Approvals for the Licensed Products in the Field in the Territory or (2) as the express and authorized regulatory agent of record for Company in the Field in the Territory, if Company is the legal and beneficial owner of the Regulatory Approvals for the Licensed Products in the Territory, under which situation such actions will be taken on behalf of Company and for the benefit of Licensee in the Field in the Territory. Company will be responsible for reporting quality complaints, Adverse Events and safety data related to Licensed Product to applicable Regulatory Authorities outside the Field in the Territory and outside the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Licensed Product outside the Field in the Territory and outside the Territory. The Pharmacovigilance Agreement will also provide for a worldwide safety database to be maintained by Company at its sole cost and expense, to which Licensee shall contribute data in such form and format, and on such other terms, as provided in the Pharmacovigilance Agreement and which worldwide safety database will be accessible by Licensee, its Affiliates, Sublicensees and contractors to the full extent necessary for Licensee to exercise its rights under this Agreement, comply with its obligations under this Agreement, and comply with all applicable Laws. Each of Company and Licensee hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and its and their sublicensees and contractors to comply with such obligations.

ARTICLE IV

MANUFACTURE, SUPPLY AND COMMERCIALIZATION

Section 4.1. General. Subject to Section 4.2, (a) within [***] following the Effective Date, Company and Licensee will negotiate in good faith and enter into a supply agreement for the Manufacture and supply of the Licensed Products by Company to Licensee for Development in the Field in the Territory (such agreement, “Development Supply Agreement”), under which Development Supply Agreement Licensee, its Affiliates and its and their Sublicensees will exclusively purchase from Company all of its and their needs for the Licensed Products for Development in such form as Company and Licensee will mutually agree in the Development Supply Agreement and at a price equal to [***] of Company’s Fully Burdened Manufacturing Cost; provided that such price shall not be greater than [***] per unit (subject to an appropriate inflation factor); and (b) within [***] following the first submission of a NDA for a Licensed Product in the Field in the Territory, Company and Licensee will negotiate in good faith and enter into a supply agreement for the Manufacture and supply of such Licensed Product by Company to Licensee for Commercialization in the Field in the Territory (such agreement, “Commercial Supply Agreement”), under which Commercial Supply Agreement Licensee, its Affiliates and its and their Sublicensees will exclusively purchase from Company all of its and their needs for the Licensed Product for Commercialization in such form as Company and Licensee will mutually agree in the Commercial Supply Agreement and at a price not to exceed [***] of Company’s Fully Burdened Manufacturing Cost. Each Supply Agreement will specify customary terms, including a quality agreement. In addition, the Commercial Supply Agreement will specify (i) such additional details with regard to a Failure to Supply as may be agreed by the Parties, (ii) an arrangement for Commercialization whereby Company and Licensee agree on a rolling forecast of anticipated demand by Licensee, its Affiliates and its and their Sublicensees for Licensed Product for not less than a [***] period, which forecast for the nearest [***] period is a binding forecast, and (iii) lead time for placing orders. In the event Company and Licensee agree to another definition of fully burdened manufacturing costs for Commercial supply or failure to supply for Commercialization in the Commercial Supply Agreement, such definition of fully burdened manufacturing cost for Commercial supply or failure to supply for Commercialization in such Commercial Supply Agreement will supersede and replace the definition of Fully Burdened Manufacturing Cost or Failure to Supply in this Agreement for the purpose of such Commercial Supply Agreement.

Section 4.2. Exceptions to Company’s General Supply Obligation. Notwithstanding Section 4.1:

(a) if the JSC approves Licensee’s request to have the Licensed Product Manufactured in the PRC, then Licensee may, upon written notice to Company (such notice, the “Tech Transfer Notice”), have Manufactured such Licensed Product in the PRC via a Third Party CMO in the PRC approved by Company (which approval (i) shall not be unreasonably withheld so long as such Third Party CMO satisfies all the qualification requirements set forth in Exhibit H (the “CMO Qualifications”) and (ii) may be withheld at Company’s sole discretion if such Third Party CMO fails to satisfy any of the CMO Qualifications) (such approved Third Party CMO, the “PRC Manufacturer”); and thereafter, Company will transfer or cause to be transferred to such PRC Manufacturer all Know-How Controlled by Company or its Affiliates that is reasonably necessary to Manufacture such Licensed Product in the PRC, including, with respect to the Compound, in substantially the same manner as Company Manufactures such Licensed Product, for Licensee, its Affiliates or its or their Sublicensees for the PRC as of the date of the Tech Transfer Notice, including as further provided in Section 4.3 (the “Manufacturing Technology Transfer”);

(b) notwithstanding Section 4.2(a), if (i) a Failure to Supply occurs with respect to a Licensed Product in the Territory or (ii) Licensee is entitled to terminate this Agreement pursuant to Section 12.3(d) but elects not to terminate this Agreement, then, in each case, Licensee may issue a Tech Transfer Notice to Company and cause Company to transfer or cause to be transferred to Licensee’s designated Third Party CMO, [***], and Company will, upon the receipt of the Tech Transfer Notice, initiate the Manufacturing Technology Transfer to such Third Party CMO; and

(c) periodically during the Term, Company and Licensee, acting through their representatives on the JSC, will discuss whether to establish additional Manufacturing sources for Licensed Products in the Territory and, if the JSC decides to establish such additional sources, then Company and Licensee will meet and agree on any appropriate amendments to this Agreement, including with respect to the exclusivity obligations set forth in Section 4.1.

Section 4.3. Manufacturing Technology Transfer. In the event Licensee provides a Tech Transfer Notice to Company with respect to a Licensed Product, within [***] of Company’s receipt of such Tech Transfer Notice, Company and the PRC Manufacturer will enter into a technology transfer agreement (the “Tech Transfer Agreement”) in English detailing a technology transfer plan (the “Tech Transfer Plan”) for the Manufacturing Technology Transfer. Within [***] following the execution of the Tech Transfer Agreement, Company will commence the Manufacturing Technology Transfer to the PRC Manufacturer in accordance with the Tech Transfer Plan. All reasonable and documented out-of-pocket costs incurred by Company in connection with the Manufacturing Technology Transfer will be borne by Licensee and its Affiliates. Company will have the right to oversee any such Manufacturing Technology Transfer, subject to applicable Laws. Among other things, the Tech Transfer Plan will provide that Company will, or will cause its applicable CMOs to, provide all reasonable assistance it could reasonably provide to the PRC Manufacturer to effectuate the Manufacturing Technology Transfer and otherwise enable the PRC Manufacturer to Manufacture the Licensed Product in substantially the same manner as Company Manufactures such Licensed Product, including with respect to the Compound, for Licensee, its Affiliates or its or their Sublicensees for the applicable Region as of the date of the Tech Transfer Notice, including providing or causing Company’s CMOs to provide Licensee with knowledge transfer activities at Licensee’s costs. Upon release of the first cGMP batch of such Licensed Product from the PRC Manufacturer, the Manufacturing Technology Transfer will be deemed completed.

Section 4.4. Two-Invoice Policy. The Parties agree that in the event, under the Two-Invoice Policy and tendering policies and applicable Laws in a given province in the PRC, neither Licensee nor any of its Affiliates can, based on their existing qualifications, distribute the Licensed Products for such province directly or indirectly to its distributors for the PRC, then Company and Licensee will use Commercially Reasonable Efforts to discuss in good faith and agree to alternative arrangements for the distribution of the Licensed Product in such province that complies with the Two-Invoice Policy as implemented in such province and that maintains the economic interests of Company and Licensee as agreed under this Agreement.

Section 4.5. Audit by Licensee. Company will keep any and all records, materials and documents relating to the Manufacture of the Compound and Licensed Products for Licensee, its Affiliates and its and their Sublicensees during the Term and [***] thereafter. During the Term, Licensee will have the right [***] to have an independent, certified public accountant, selected by Licensee and reasonably acceptable to Company to inspect such records, materials and documents for the purpose of determining the accuracy of the applicable fully burdened manufacturing cost due within the prior [***] period. Such audit may not be conducted more than [***] and will take place at the location(s) where such records, materials, documents are maintained by Company upon reasonable prior written notice, during regular business hours and under obligations of confidentiality. If it is determined that any amounts were overpaid or underpaid during such period, Company will pay Licensee such overpaid amounts, or Licensee will pay Company the overpaid amounts within [***] of the date the independent certified public accountant’s written report is received by the paying Party. The fees charged by such independent certified public accountant will be paid by Licensee, unless it is determined that any overpaid amounts exceed [***] of the total amount payable by Licensee to Company for the period then being audited, in which case Company will be responsible for the fees charged by such independent certified public accountant.

Section 4.6. Commercialization.

(a) Commercialization Diligence. Upon receipt of the first Marketing Authorization for the first Licensed Product in the Field in a Region, Licensee shall, and shall cause its Affiliates, Sublicensees or Commercialization Partners to use Commercially Reasonable Efforts to Commercialize such Licensed Product in the Field in such Region in accordance with the Commercial Plan, at its sole expense. If Licensee is delayed in performing (or fails to perform) an obligation assigned to Licensee in the Commercial Plan as a result of Company’s failure to timely perform any of its obligations under this Agreement or the Commercial Plan or to timely achieve a Commercial Key Milestone, then the deadlines for the performance of Licensee’s obligations under the Commercial Plan or to achieve the applicable Commercial Key Milestone will be extended commensurate with the delay caused by Company.

(b) Commercial Responsibilities. Subject to the terms and conditions of this Agreement, including this Section 4.6 and ARTICLE V, Licensee will have sole responsibility for, authority over, and discretion with respect to, at its own expense, the Commercialization of the Licensed Products in the Field in the Territory. Licensee will be responsible for the day-to-day implementation of any such Commercialization activities.

(c) Commercial Plan. As of the Effective Date, a high-level plan with respect to the Commercialization of Licensed Products in the Territory is attached hereto as Exhibit G (the “Initial Commercial Plan”). No later than [***], the JSC will develop and approve a standard commercial plan for the Commercialization of the Licensed Product in the Field in such Region, including details with respect to [***], will be attached hereto as Exhibit G and replace the Initial Commercial Plan (such commercial plan, together with the Initial Commercial Plan until it is replaced in accordance with the foregoing, the “Commercial Plan”). Any material changes to the Commercial Plan, including proposed changes to the Commercial Plan as a result of any interaction with any Regulatory Authority, will be agreed upon by the JSC pursuant to Section 5.2, subject to the decision-making and escalation procedures set forth in Section 5.5.

(d) Commercialization Report. Licensee shall update the JSC at the JSC’s regularly-scheduled meetings regarding Licensee’s significant Commercialization activities for the Licensed Products in the Territory. Without limiting the foregoing, Licensee shall present written reports [***] to the JSC that summarize Licensee’s significant Commercialization activities with respect to the Licensed Products in the Territory, at a level of detail reasonably sufficient to enable Company to determine Licensee’s compliance with its diligence obligations pursuant to this Section 4.6.

(e) Commercial Key Milestones. In the event Licensee or its Affiliates or its or their Sublicensees wishes to engage a Permissible Third Party to Commercialize Licensed Products in the PRC, then Licensee or its Affiliates or its or their Sublicensees, as applicable, must [***], then (i) the existing Commercial Key Milestones will no longer apply to Licensee, its Affiliates and its or their Sublicensees, (ii) Company and Licensee will use good faith efforts to modify the Commercial Key Milestones with the Permissible Third Party only to such an extent that would not materially delay the overall Commercialization timeline or adversely affect the overall Commercialization activities set forth in the Commercial Plan then in effect before such Permissible Third Party is engaged, and (iii) memorialize such agreement in writing, whether through an amendment to this Agreement or separate side letter. Following such amendment or side letter, the JSC will update the Commercial Plan as necessary to reflect the newly agreed Commercial Key Milestones. For clarity, neither Licensee, its Affiliates nor its or their Sublicensees will need to obtain Company’s prior written consent before engaging a Permissible Third Party to Commercialize Licensed Products in a Region in the Territory other than the PRC.

(f) Trademarks. Subject to obtaining necessary Regulatory Approvals, Licensee will Commercialize the Licensed Products in the Field and in the Territory using (i) the Licensed Trademark (the “Product Trademarks”); or (ii) a local language product name and related trademarks for each Region selected by Licensee and approved by the JSC (the “Local Trademarks”, and together with the Product Trademarks, the “Product Marks”). If Company has a global brand trademark for the Licensed Product and such trademark is available for use in a Region in accordance with applicable Laws and without opposition from a Third Party, then upon the request of Licensee, Company shall designate such global brand trademark as the Licensed Trademark hereunder. Company will own and retain all rights to all Product Marks (together with all goodwill associated therewith) in the Territory, and will prepare, file, prosecute and maintain all Product Marks in the Territory at its own expense; provided, however, Company will provide to Licensee copies of all applications, submissions, communications, and correspondence intended to be sent to, sent to or received by Governmental Entities or Third Parties in connection with such filing, prosecution, and maintenance of the Product Marks in the Territory so that Licensee may review and comment thereon (which will be provided with sufficient advanced notice so that Licensee may meaningfully review and comment, to the extent practicable), and will incorporate any reasonable comments provided by Licensee with respect to such applications, submissions, communications, or correspondence. Subject to terms and conditions of this Agreement, Company will grant and hereby grants a non-exclusive, sublicensable (subject to Section 2.2), fully paid-up, royalty free, non-transferrable (subject to Section 14.1) license under the Product Marks for Licensee to Commercialize the Licensed Products in the Field in the Territory. Licensee shall comply with Company’s guidelines on the use and display of the Product Marks and quality control instructions.

(g) Marking. To the extent permitted by applicable Laws, Licensee shall include on all packaging and promotional materials for each Licensed Product a designation, in accordance with a written guidelines by Company, (i) that the Licensed Product incorporates the Licensed Patent Rights, including the word “patent” or the abbreviation “pat.” and either the relevant Licensed Patents or a web address that is freely accessible to the public and that lists the relevant Licensed Patents and (ii) if applicable, that the Licensed Product is Manufactured by Company, which designations must be in accordance with the patent marking provisions of 35 U.S.C. § 287(a) and any other applicable Laws in the Territory and include Company’s mark(s) designated by Company in a form and manner reasonably acceptable to Company. Licensee shall also ensure that all Sublicensees and applicable subcontractors mark the Licensed Product accordingly.

(h) Diversion. Subject to applicable Laws, each of Company and Licensee hereby covenants and agrees that (i) it and its Affiliates will not, and it will contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its licensees, sublicensees and contractors not to, directly or indirectly, actively promote, market, distribute, import, sell or have sold any Licensed Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like, in the other Party’s territory, and (ii) neither Company nor Licensee will engage, nor permit its Affiliates, sublicensees or contractors to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such product located in any country, Region or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country, Region or jurisdiction in the other Party’s territory. If either Company or Licensee or any of its Affiliates or sublicensees receives any order for Licensed Product for use from a prospective purchaser located in a country or jurisdiction outside such Party’s territory, such Party, its Affiliates or sublicensees shall immediately refer that order to the other Party and shall not accept any such orders. Neither Company nor Licensee shall, nor permit its Affiliates or sublicensees to, deliver or tender (or cause to be delivered or tendered) any Product for use in the other Party’s territory.

(i) No Violation. Notwithstanding anything to the contrary contained herein, Licensee (including its Affiliates, Sublicensees and contractors) will not be obligated to undertake or continue any Commercialization activities with respect to Licensed Products if Licensee (or its Affiliates, Sublicensees or contractors, as applicable) reasonably determines that performance of such Commercialization activity would violate applicable Laws or infringe any Third Party Patent Rights.

ARTICLE V

GOVERNANCE; JOINT STEERING COMMITTEE

Section 5.1. Formation; Purposes and Principles. As soon as practicable following the Effective Date, but in no event later than [***] after the Effective Date, Company and Licensee will form a joint steering committee (the “JSC”) to provide oversight and to facilitate information sharing between Company and Licensee with respect to the activities of Company and Licensee under this Agreement.

Section 5.2. Specific Responsibilities. In addition to its overall responsibility to provide strategic oversight and to facilitate information sharing between Company and Licensee with respect to the activities of Company and Licensee under this Agreement, the JSC will:

(a) coordinate and share information with respect to the Development and Commercialization of the Licensed Product by Licensee in the Field in the Territory;

(b) as set forth in Section 3.2 and Section 4.6(c), review, discuss and approve the Development Plan and Commercial Plan and amendments or changes thereto;

(c) in furtherance of Section 2.1(b), Section 2.1(c), Section 2.6, and Section 3.5, coordinate and share information and progress with respect to (i) the Development and Commercialization of Licensed Products and (ii) any interactions with Regulatory Authorities relating to Licensed Products, with respect to each foregoing clause (i) and (ii), by or on behalf of Licensee and occurring in the Territory;

(d) in furtherance of Section 2.1(b), Section 2.1(c) and Section 3.6, coordinate and share information and progress with respect to (i) the Development and Commercialization of products or (ii) any interaction with Regulatory Authorities relating to products, with respect to each, by or on behalf of Company and occurring outside of the Territory, but solely to the extent such Development activities, Commercialization activities or interactions with Regulatory Authorities are reasonably likely to materially impact Licensee’s Development or Commercialization of Licensed Products in the Territory;

(e) (i) oversee JMC’s activities, (ii) review JMC’s report and recommendation and decide on whether to use a Third Party Manufacturing Contractor in the PRC or Licensee Manufacture the Licensed Products in the Territory, and (iii) once JSC approves Licensee’s request to have the Licensed Products Manufactured in the PRC pursuant to Section 4.2(a) or the conditions set forth in Section 4.2(b) are satisfied, coordinate and share information to facilitate the Manufacturing Technology Transfer to the PRC Manufacturer as set forth in Section 4.2 and Section 4.3;

(f) establish Cure Plan (as defined below) as follows: if Company determines Licensee has (i) breached any of its general Development or Commercialization diligence obligations as set forth in Section 3.1(a) or Section 4.6(a) or (ii) failed to achieve a Key Milestone by the applicable date for such Key Milestone, subject to Section 3.3 and Section 4.6(e), then (A) Company will notify Licensee of the foregoing in writing (such notice, “Cure Plan Notice”), (B) the JSC will, within [***] (which time period will be extended to [***] if either Company or Licensee reasonably determines that it is necessary or useful to seek guidance from the applicable Regulatory Authority in establishing the Cure Plan) after Company serving the Cure Plan Notice to Licensee, establish a plan to remedy such breach or failure (a “Cure Plan”), and (C) Licensee shall remedy such breach or failure in accordance with the terms of such Cure Plan; provided that, if (X) there is a dispute between Company and Licensee concerning whether Licensee has (1) breached any of its general Development or Commercialization diligence obligations as set forth in Section 3.1(a) or Section 4.6(a), or (2) failed to achieve a Key Milestone by the applicable date for such Key Milestone; (Y) the JSC has failed to establish a Cure Plan within [***] (or [***], as applicable) after Company serving the Cure Plan Notice to Licensee; or (Z) in the case where the JSC has timely established a Cure Plan, there is a dispute concerning whether Licensee has remedied such breach or failure in accordance with the terms of such Cure Plan (each of (X) through (Z), a “Diligence Dispute”), then either Company or Licensee may submit the Diligence Dispute for final resolution by binding arbitration in accordance with Section 13.2, and only if it is finally resolved that Licensee has (I) breached any of its general Development or Commercialization diligence obligations as set forth in Section 3.1(a) or Section 4.6(a), (II) failed to achieve a Key Milestone by the applicable date for such Key Milestone, or (III) failed to remedy such breach or failure in accordance with the terms of the Cure Plan, with respect to each, will Company be allowed to terminated this Agreement pursuant to Section 12.3(a) with respect to subclause (i) above or Section 12.3(b) with respect to subclause (ii) above; and

(g) perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement to the extent agreed to in writing by Company and Licensee.

Section 5.3. Membership. The JSC will be composed of a total of [***] representatives, [***] of which will be appointed by each of Company and Licensee. Each individual appointed by either Company or Licensee as a representative to the JSC will be an employee of such Party, or an employee of such Party’s Affiliate with sufficient seniority within the applicable Party to provide meaningful input and make decisions arising within the scope of the JSC’s responsibilities, and have knowledge and expertise in the Development and Commercialization of compounds and products similar to the Compound and Licensed Products under this Agreement. The JSC may change its size from time to time by consent of its members, provided that the JSC will consist at all times of an equal number of representatives of each of Company and Licensee, unless otherwise agreed by Company and Licensee in writing. Each of Company and Licensee may replace any of its JSC representatives at any time upon written notice to the other Party, which notice may be given by e-mail, sent to the other Party’s co-chairperson. The JSC will be co-chaired by one designated representative of each of Company and Licensee. The co-chairperson of the JSC will cast its Party’s vote on the JSC and such designee will have the authority to make decisions on behalf of such Party. Each co-chairperson will alternate being responsible for each meeting for (a) calling meetings, (b) preparing and circulating an agenda in advance of each meeting; provided, however, that the applicable co-chairperson will include any agenda items proposed by each of Company and Licensee on such agenda and a Party’s co-chairperson may perform such actions if the other Party’s co-chairperson fails to timely or adequately do so, (c) preparing and issuing minutes of each meeting that reflect the material decisions made and action items identified at such meetings promptly thereafter, and (d) sending draft meeting minutes to each member of the JSC for review and approval within [***] after each JSC meeting. Meeting minutes issued in accordance with subclause (d) of this Section 5.3 will be deemed approved unless one or more member of the JSC objects to the accuracy of such minutes within [***] of receipt. The Alliance Managers will work with the chairpersons to prepare and circulate agendas and to ensure the preparation and approval of minutes. Each JSC representative will be subject to confidentiality obligations no less stringent than those in ARTICLE VIII. In addition, each of Company and Licensee may from time to time invite a reasonable number of participants, in addition to its representatives, to attend the JSC meetings in a non-voting capacity; provided that if either Company or Licensee intends to have any Third Party (including any consultant) attend such a meeting, such Party will provide prior written notice to the other Party. Such Party will also ensure that such Third Party is bound by confidentiality and non-use obligations no less stringent than those set forth in ARTICLE VIII of this Agreement.

Section 5.4. Meetings; Reports. The JSC will hold meetings at least [***] during the Term for so long as the JSC exists, unless Company and Licensee mutually agree in writing to a different frequency. No later than [***] prior to any meeting of the JSC (or such shorter time period as Company and Licensee may agree), the applicable co-chairperson will prepare and circulate an agenda for such meeting. Either Company or Licensee may also call a special meeting of the JSC by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, in which event such Party will work with the applicable co-chairperson of the JSC and the Alliance Managers to provide the members of the JSC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed decision on the matters to be considered. The JSC may meet in person or by audio or video conference as its representatives may mutually agree. Other representatives of Company and Licensee, their Affiliates and Third Parties involved in the Development, Manufacture, or Commercialization of Licensed Products may be invited by the members of the JSC to attend meetings as non-voting observers; provided, however, that such representatives are subject to confidentiality obligations no less stringent than those set forth in ARTICLE VIII. No action taken at a meeting will be effective unless at least [***] representative of each of Company and Licensee on the JSC is present or participating. Neither Company nor Licensee will unreasonably withhold attendance of at least [***] representative of such Party at any meeting of the JSC for which reasonable advance notice was provided.

Section 5.5. Decision-Making; Escalation to Senior Officers. Company and Licensee will endeavor in good faith and in compliance with this Agreement to reach unanimous agreement with respect to all matters within the JSC’s authority. Company’s representatives on the JSC will collectively have one vote and Licensee’s representatives on the JSC will collectively have one vote, (the “Party Vote”) and no action or decision will be taken by the JSC without unanimous Party Vote (i.e., the affirmative Party Vote of each of Company and Licensee), which will be documented in written meeting minutes, which shall be approved by the JSC through formal processes that the JSC may reasonably put in place. Should the JSC not be able to reach agreement with respect to a matter at a duly called meeting of the JSC, either Company or Licensee may refer such matter to the Senior Officers for resolution, and the Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within [***] after the date on which the matter is first referred to the Senior Officers (unless a longer period is agreed to by Company and Licensee), then, the Senior Officer of Licensee will have the final decision-making authority on all matters relating to [***], unless such matter relates to:

(a) [***].

To the extent the Senior Officer of Company reasonably requests any documentation from Licensee reasonably necessary for the Senior Officer of Company to consider and resolve any matter hereunder, Licensee shall prepare and provide, at Licensee’s expense, accurate English translations or English summaries, as reasonably requested by such Senior Officer, of such documentation originally in a language other than English.

Notwithstanding any provision of this ARTICLE V to the contrary, neither Company nor Licensee (nor its Senior Officer) has any right to exercise its final decision-making authority [***]. Notwithstanding any provision of this ARTICLE V to the contrary, the JSC will not have the authority to (a) amend, modify, or waive compliance with, the terms or conditions of this Agreement, which may only be amended, modified, or waived as provided in Section 14.7; and (b) act on behalf of either such Party in relation to any Third Party. Each of Company and Licensee will retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion will be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or Company and Licensee otherwise expressly agree in writing.

Section 5.6. Subcommittees.

(a) From time to time during the Term, the JSC may establish and disband subcommittees to oversee particular projects or activities, as it deems necessary or advisable, including a joint development committee and a joint commercial committee (each, a “Subcommittee”). Each Subcommittee will consist of such equal number of representatives of each of Company and Licensee as the JSC determines is appropriate from time to time. Such members will be individuals with expertise and responsibilities that are relevant to the applicable project or activity. Each Subcommittee will meet with such frequency as the JSC will determine. For clarity, no Subcommittee shall have the rights, powers or discretion to make any decision, and any action or decision shall be taken in accordance with ARTICLE V by the JSC or otherwise other provisions of this Agreement.

(b) As soon as practicable, but no later than [***] after the Effective Date, Company and Licensee shall form a subcommittee for Manufacturing (the “JMC”) to (i) coordinate and share information with respect to Company’s Manufacture and supply (pursuant to Section 4.1) of Licensed Products to Licensee for the Development and Commercialization of the Compound and Licensed Products in the Territory in accordance with this Agreement, (ii) pursuant to Section 4.2(c), discuss the need to contract or establish a facility for Manufacturing Licensed Products in the Territory and based on the discussion, make recommendations to the JSC, (iii) if the applicable conditions set forth in Section 4.2(a) or Section 4.2(b) are satisfied, coordinate and share information to facilitate the Manufacturing Technology Transfer to the PRC Manufacturer as set forth in Section 4.2 and Section 4.3, and (iv) adjust the CMO Qualifications when and to the extent necessary. JMC will consist of such equal number of representatives of each of Company and Licensee as the JSC determines is appropriate from time to time. Such members will be individuals with expertise and responsibilities in Manufacturing and supply chain management.

Section 5.7. Alliance Managers.

(a) Appointment. Each of Company and Licensee will appoint a person to oversee interactions between Company and Licensee for all matters related to the Development, Manufacture, and Commercialization of Licensed Products between meetings of the JSC (each, an “Alliance Manager”). The Alliance Managers will have the right to attend all meetings of the committees as non-voting participants and may bring to the attention of the JSC any matters or issues either Alliance Manager reasonably believes should be discussed and will have such other responsibilities as Company and Licensee may mutually agree in writing. Each of Company and Licensee may replace its Alliance Manager at any time by notice in writing to the other Party.

(b) Responsibility. The Alliance Managers, if appointed, will have the responsibility of creating and maintaining a constructive work environment within the JSC and between Company and Licensee for all matters related to this Agreement. Without limiting the generality of the foregoing, each Alliance Manager will:

(i) provide a single point of communication within Company’s and Licensee’s respective organizations and between Company and Licensee with respect to this Agreement;

(ii) coordinate cooperative efforts, internal communications and external communications between Company and Licensee with respect to this Agreement; and

(iii) take such other steps as may be required to ensure that meetings of the JSC occur as set forth in this Agreement, that procedures are followed with respect to such meetings (including working with the co-chairpersons with respect to the giving of proper notice and the preparation and approval of minutes) and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

ARTICLE VI

FINANCIAL PROVISIONS

Section 6.1. Upfront Payment; Warrants; Milestone Payments.

(a) Upfront Payment. Subject to the terms and conditions of this Agreement, Licensee will pay Company a non-refundable, non-creditable payment in the amount of [***] which payment will be due and payable to Company within [***] following the Effective Date.

(b) Warrants. In partial consideration for the licenses and rights granted to Licensee by Company under Section 2.1, Licensee shall ensure that Lian Cardiovascular will issue one or more Warrants to Company in substantially the form set forth hereto as Exhibit E (the “Warrants”) exercisable for such number of ordinary shares of Lian Cardiovascular as is equal to [***] of the then-fully diluted equity of Lian Cardiovascular at the time of issuance (the “Warrant Shares”), at a price per share [***]. The Warrants will be exercisable by Company at any time after issuance.

(c) Financing Milestone Payment. Subject to the terms and conditions of this Agreement, Licensee will pay Company a non-refundable, non-creditable payment in the amount of [***], which payment will be due and payable to Company within [***] following the earlier of (i) [***] following the Effective Date and (ii) consummation of the Qualified Financing, with respect to (i) and (ii), or such longer period of time as is required to effectuate the transfer of such upfront payment in accordance with applicable Laws.

(d) Development Milestone Payment. During the Term, (i) Licensee will notify Company in writing of the achievement by or on behalf of Licensee, its Affiliates or Sublicensees of any of the milestone events (each, a “Development Milestone Event”) #1 through #3 set forth in this Section 6.1(d) promptly after the occurrence thereof, and (ii) Company will notify Licensee in writing of the achievement by or on behalf of Company, its Affiliates or other licensees of any of the Development Milestone Events #4 through #6 promptly after the occurrence thereof; following which Licensee will pay Company a non-refundable, non-creditable milestone payment set forth in the tables below (each, a “Development Milestone Payment”) within [***] of the achievement of each such Development Milestone Event. Each Development Milestone Payment is payable only upon the first achievement of such Development Milestone Event by the first Licensed Product to achieve such Development Milestone Event, and none of the Development Milestone Payments will be payable more than once regardless of how many times such Development Milestone Event is achieved.

Development Milestone Event	Development Milestone Payment (in Dollars)
1. [***]*	[***]
2. [***]*	[***]
3. [***]*	[***]
4. [***]**	[***]
5. [***]**	[***]
6. [***]**	[***]

*	The corresponding milestone payment shall be increased by [***] in the event the Marketing Authorization is for an Expanded Indication.

**	The corresponding milestone payment shall be increased by [***] in the event the Marketing Authorization is for an Expanded Indication.

(e) Sales Milestone Payments. During the Term, following the end of each Calendar Quarter, Licensee will notify Company through the applicable final written report mentioned in Section 6.3(b) or Section 6.3(c) if cumulative Net Sales of all Licensed Products in the Territory during the Term first exceed the indicated Dollar value set forth in the table below for such Calendar Year (each, a “Sales Milestone Event” and the corresponding one-time milestone payment, a “Sales Milestone Payment”). Promptly following delivery of such report, Company will invoice Licensee for the applicable Sales Milestone Payment due. Licensee will pay to Company the applicable Sales Milestone Payment due (i) if Licensee receives an invoice therefor prior to the end of such Calendar Year, within [***] following the end of the Calendar Year in which the Sales Milestone Event is achieved, and (ii) if Licensee does not receive an invoice therefor prior to the end of such Calendar Year, within [***] of Licensee’s receipt of such invoice. Each of the Sales Milestone Payments set forth in this Section 6.1(e) is payable only upon the first achievement of such Sales Milestone Event and none of the Sales Milestone Payments will be payable more than once regardless of how many times such Sales Milestone Event is achieved. For clarity, the Sales Milestone Payments are additive, such that if more than one Sales Milestone Events are achieved in the same time period, then the Sales Milestone Payments for all such Sales Milestones Events shall be payable.

Sales Milestone Event	Sales Milestone Payment (in Dollars)
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]
4. [***]	[***]
Total	[***]

Section 6.2. Royalties.

(a) Royalty Rate. Subject to the terms and conditions of this Agreement, including the provisions of Section 6.5, on a Licensed Product-by-Licensed Product basis during the applicable Royalty Term for a Licensed Product, Licensee will pay to Company a royalty on the Net Sales of Licensed Products in the Territory in the amount shown as follows:

Portion of the Annual Net Sales of the Licensed Products	Royalty Rate
1. [***]	[***]
2. [***]	[***]
3. [***]	[***]

For clarity, with respect to royalties payments made during a Calendar Quarter, the above tiered royalties are calculated such that the higher tiered royalties are only paid after the Net Sales in such Calendar Year exceed the top threshold of the previous tier.

(b) Royalty Term. Royalties will be due under this Section 6.2, on a Licensed Product-by-Licensed Product basis, with respect to a given Licensed Product in a given Region during the period commencing upon the First Commercial Sale of such Licensed Product in such Region and ending upon the latest to occur of (i) the expiration of the last Valid Claim within the Licensed Patents in such Region Covering [***], (ii) the expiry of the applicable Regulatory Exclusivity for such Licensed Product in such Region, and (iii) the [***] anniversary of the First Commercial Sale of such Licensed Product in such Region (such period, the “Royalty Term”).

Section 6.3. Royalty Payments and Reports. Commencing with the Calendar Quarter during which the First Commercial Sale of a Licensed Product is made anywhere in the Territory and during the remainder of the Term (such period, the “Reporting Period”), Licensee will provide to Company: (a) within [***] after the end of each Calendar Quarter during the Reporting Period, a written summary setting forth estimates of the Net Sales during such Calendar Quarter and the royalties which will have accrued hereunder with respect thereto due to Company on a Licensed Product-by-Licensed Product and Region-by-Region basis during such Calendar Quarter; (b) within [***] after the end of each Calendar Quarter during the Reporting Period, either (x) refined estimates of the Net Sales and royalties abovementioned in Section 6.3(a) in writing or (y) a final written report in writing setting forth the items set forth in Section 6.3(c)(i)-(iv); and (c) only if License provided Company with refined estimates of the Net Sales and royalties abovementioned in Section 6.3(b)(x), within [***] after the end of each Calendar Quarter during the Reporting Period a final written report setting forth (i) the amount of the gross and Net Sales of the Licensed Product, on a Licensed Product-by-Licensed Product and Region-by-Region basis, during such Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars); (ii) an itemized summary of the type and amount of permitted deductions from gross sales to determine Net Sales as set forth in the definition of Net Sales and the total amount of such deductions; (iii) the applicable royalty rates for each Licensed Product in each Region after applying any permitted deductions set forth in Section 6.5; and (iv) a calculation of the royalties which will have accrued hereunder with respect to Net Sales due to Company with respect to such Licensed Product for such Calendar Quarter. For clarity, if two or more Licensed Products have achieved First Commercial Sale, the report provided by Company pursuant to this Section 6.3 will be provided on a Licensed Product-by-Licensed Product basis. Promptly following the delivery of the applicable final quarterly report abovementioned in Section 6.3(c), Company will invoice Licensee for the royalties due to Company with respect to all Net Sales for such Calendar Quarter. Licensee will pay the reported amounts to Company within [***] following Licensee’s receipt of such invoice.

Section 6.4. [***] Agreement.

Section 6.5. Royalty Payment Reductions. The following will only apply if royalties are being paid pursuant to Section 6.2:

(a) Blocking Third Party Intellectual Property and Company Controlled Third Party Intellectual Property. With respect to a particular Region, Licensee will be entitled to deduct from royalty payments under Section 6.2 otherwise payable to Company for such Region [***] of any Blocking Third Party Intellectual Property Costs or Company Controlled Third Party Intellectual Property Costs applicable to such Region. Notwithstanding anything to the contrary, with respect to any Combination Product, in the event that the license under the applicable Blocking Third Party Intellectual Property Rights or Company Controlled Third Party Intellectual Property Costs is required due to the Other Active(s), Licensee shall not be entitled to the foregoing deduction with respect to such license.

(b) Generic Entry. If, at any time during the Royalty Term with respect to a Licensed Product, [***] a first commercial sale of a Generic Product with respect to such Licensed Product in a Region occurs [***], then the applicable royalty rates in effect with respect to such Licensed Product in such Region as specified in Section 6.2(a) will be reduced by [***]. For purposes of this Section 6.5(b), a “first commercial sale” of a Generic Product in a Region means the first sale for monetary value in an arm’s length transaction for use or consumption by an end user of such Generic Product in such Region after the marketing authorization of such Generic Product has been obtained in such Region.

(c) Lack of Patent Protection. If, at any time during the Royalty Term with respect to a Licensed Product, there are no Valid Claims under the Licensed Patents Covering [***], then the applicable royalty rate in effect with respect to such Licensed Product in such Region as specified in Section 6.2(a) will be reduced by [***].

(d) Cumulative Deductions. Notwithstanding the foregoing, in no event will the deductions set forth in Section 6.5(a) through Section 6.5(c) reduce the royalties otherwise payable to Company as specified in Section 6.2 with respect to a Calendar Quarter by more than [***]; provided that, in the event the foregoing limitation limits the reduction Licensee is permitted to take during a Calendar Quarter, Licensee will be entitled to carryforward the amount of the reduction Licensee was unable to take during such Calendar Quarter and apply such amounts to future Calendar Quarters until used and applied by Licensee in full.

Section 6.6. Financial Audits.

(a) Record Keeping. Licensee and its Affiliates will, and will cause their respective Sublicensees to, keep complete and accurate books and records in accordance with its Accounting Standards of the items underlying (i) Net Sales and (ii) royalty payments under this Agreement. Licensee and its Affiliates will, and will cause their respective Sublicensees to keep, such books and records for at least [***] following the Calendar Quarter to which they pertain. Company will have the right no more than [***], at its own expense, to have an internationally recognized independent, certified public accountant, selected by Company and reasonably acceptable to Licensee (the “Auditor”), review any such records of Licensee, and its Affiliates and their respective Sublicensees in the location(s) where such records are customarily maintained by Licensee or its applicable Affiliate(s) or their applicable Sublicensee(s) upon reasonable prior written notice, during regular business hours and under obligations of confidentiality, for the sole purpose of verifying the basis and accuracy of payments made under this Agreement, within the prior [***] period. The records for any Calendar Year may be audited no more than [***].

(b) Audit Report. The report prepared by the Auditor, a copy of which will be sent or otherwise provided to each of Company and Licensee by such Auditor at the same time, will contain the conclusions of such Auditor regarding the audit and will specify that the amounts paid pursuant thereto were correct or, if incorrect, the amount of any underpayment or overpayment, and the specific details regarding any discrepancies. No other information will be provided to Company without the prior consent of Licensee unless disclosure is required by Laws, regulation or judicial order, and if so determined by Company, it will, if permitted, give Licensee prior notice thereof reasonably sufficient for Licensee to seek a protective order against or limiting such disclosure. If such report shows any underpayment, then Licensee will remit to Company, within [***], (i) the amount of such underpayment and (ii) if such underpayment exceeds [***] of the total amount owed for the period then being audited, the reasonable out-of-pocket costs incurred by Company in conducting such review. For the avoidance of doubt, [***], subject to Section 6.10. If such report shows any overpayment, then Company will, at Company’s election, credit the overpaid amount against future payments owed by Licensee to Company or reimburse Licensee the amount of such overpayment. Company and Licensee mutually agree that all information subject to review under this Section 6.6 is Confidential Information of Licensee and that Company will retain and cause the accountant to retain all such information in confidence in accordance with ARTICLE VIII.

(c) Audit Period. Upon the expiration of [***] following the end of any Calendar Year, the audit rights set forth in this Section 6.6 will no longer apply to such Calendar Year and the calculation of amounts payable with respect to such Calendar Year will be binding and conclusive.

Section 6.7. Tax Withholding.

(a) General. In the event any withholding, value added, or other tax (including any tax based on income to Company) (“Tax Withholdings”) is required to be withheld and deducted from payments by Licensee (or its Affiliate paying on behalf of Licensee) pursuant to this Agreement under applicable Laws, Licensee (or its Affiliate paying on behalf of Licensee) will make such deduction and withholding [***], and any amounts so withheld and deducted will be remitted by Licensee (or its Affiliate paying on behalf of Licensee) on a timely basis to the appropriate Governmental Authority for the account of Company and Licensee (or its Affiliate paying on behalf of Licensee) will provide Company reasonable evidence of the remittance within [***] thereof and for the purposes of this Agreement, Licensee will be deemed to have fulfilled all of its payment obligations to Company with respect to such payments paid to the such Governmental Authority. Licensee may satisfy its withholding, value added or other tax obligations under this Section 6.7 through its Affiliates.

(b) Taxes Resulting From Licensee Action. Notwithstanding Section 6.7(a), if, as a result of any action by Licensee, including assignment or transfer of this Agreement, change in the residence of Licensee for tax purposes, change in the entity making such payment, or failure on the part of Licensee to comply with applicable Laws or filing or record retention requirements, the amount of any tax (including income tax, value added tax) that Licensee is required to deduct or withhold from a payment made by Licensee to Company under this Agreement is increased, then [***].

(c) Tax Cooperation. Company and Licensee will cooperate with respect to all documentation required by any taxing authority, the preparation of any tax returns, or reasonably requested by either Company or Licensee to secure a reduction in the rate of applicable taxes. Each of Company and Licensee shall provide the other Party and its Affiliates with reasonable assistance to enable Company and Licensee to recovery, as permitted by applicable Laws, of Tax Withholdings resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such Tax Withholdings.

Section 6.8. Currency of Payments. All amounts payable and calculations under this Agreement will be in Dollars. As applicable, Net Sales and any royalty reductions will be translated into Dollars using the average of the applicable daily foreign exchange rates published in the Wall Street Journal (or any other qualified source that is acceptable to both Company and Licensee) for [***] in which such Net Sales occurred. All payments under this Agreement will be paid in Dollars by wire transfer to an account designated by the receiving Party (which account the receiving Party may update from time to time in writing).

Section 6.9. Blocked Currency. If by applicable Laws or fiscal policy of a Region, conversion into Dollars or transfer of funds of a convertible currency to the United States is restricted, forbidden or substantially delayed, then amounts accrued in such Region under this Agreement will be paid to Company in such Region in local currency by deposit in a local bank designated by Company, unless Company and Licensee otherwise agree.

Section 6.10. Late Payments. Without limiting any other rights or remedies available to a Party hereunder, any late payment by any Party will bear interest, to the extent permitted by Laws, at an annual effective rate of [***] on the date payment was due until the date the applicable Party makes the payment.

ARTICLE VII

INTELLECTUAL PROPERTY OWNERSHIP,

PROTECTION AND RELATED MATTERS

Section 7.1. Ownership of Inventions; Ownership of Data.

(a) Ownership of Product Inventions. Subject to Section 7.1(b), any and all Inventions invented or otherwise developed or generated [***] in connection with the use of the Product Data and Materials during the Term, including the Patent Rights claiming such Inventions, (collectively, “Product Inventions”), will be owned by [***]. For clarity, Product Inventions shall include Inventions arising from the use of Product Data and Materials but shall exclude the Product Data and Materials themselves. The Patent Rights Controlled by Company and claiming the Product Inventions will be included in the Licensed Patents.

(b) Ownership of Product Data and Materials. As between Company and Licensee, (i) any and all biological samples obtained from trial subjects in any Clinical Study involving the Compound and/or any Licensed Product, (ii) any and all Data and Regulatory Filings and Pricing and Reimbursement Approvals relating to the Development or Commercialization of the Compound and/or any Licensed Product in the Territory, in each case of (i) and (ii), collected, developed or generated by or on behalf of Licensee alone (including its Affiliates, or any of its or their employees, sublicensees, independent contractors or agents) or, collected, developed or generated by or on behalf of Company with Licensee solely for the Development or Commercialization of Compound and/or Licensed Product for the Territory and transferred to Licensee hereunder (including jointly by their Affiliates, or any of its or their employees, sublicensees, independent contractors or agents) during the Term under this Agreement, and (iii) data or information collected, developed or generated by or on behalf of Licensee resulting from the use of the Data or such biological samples as permitted under this Agreement ((i), (ii) and (iii) collectively, “Product Data and Materials”), will be owned by Licensee. Notwithstanding the foregoing, Licensee shall ensure that (A) no Third Party will have any access to the Product Data and Materials except as necessary for any relevant Third Party to perform its obligations hereunder for Licensee or its Affiliates for the furtherance of the Development or Commercialization of the Compound or Licensed Product in the Field in the Territory; (B) no Product Data and Materials will be used for the benefit of any Person, other than for Licensee or its Affiliates for the furtherance of the Development or Commercialization of the Compound or Licensed Product in the Field in the Territory; and (C) no Product Data and Materials will be used or disclosed for any purpose related to any Competing Product.

(c) Assignment Obligation. [***] hereby assigns, and shall cause its Affiliates and Sublicensees to assign, all of its rights, title and interest in Product Inventions and Patent Rights related thereto, to [***]. With respect to any activities of Licensee under this Agreement that are subcontracted to a Person that is not an employee of Licensee, its Affiliates or Sublicensees, Licensee shall include in the applicable subcontract (i) an assignment to Licensee of all of such subcontractor’s rights, title and interest in Product Inventions, Patent Rights and Know-How made by such subcontractor resulting from such activities, and (ii) to the extent that such subcontractor uses or incorporates its pre-existing intellectual property or improvements thereon in performing such activities, a license to Licensee that is sublicensable to Company in multiple tiers of any such pre-existing intellectual property to the extent reasonably necessary for (A) Company to exploit Product Inventions in the Field in the Territory, (B) Company and Licensee to Develop and Commercialize the Licensed Products in the Field in the Territory, and (C) Company and Licensee to Manufacture the Licensed Products in the Field in the Territory. Licensee hereby grants Company a non-exclusive, irrevocable, perpetual, royalty-free, fully-paid, worldwide, sublicensable license as described in the preceding sentence to (x) exploit the Product Inventions in the Field in the Territory, (y) Develop, have Development, Commercialize and have Commercialized the Licensed Products in the Field in the Territory, and (z) Manufacture and have Manufactured the Licensed Products in the Field in the Territory. To the extent such subcontractor uses or incorporates its pre-existing intellectual property or improvements thereon in performing such activities, Licensee, its Affiliates, or Sublicensees, as applicable, shall notify Company and, if requested by Company, use good faith efforts to introduce Company to such subcontractor so that Company can negotiate a license to such pre-existing intellectual property to (I) exploit Product Inventions in or outside the Territory, (II) Develop, have Developed, Commercialize and have Commercialized the Licensed Products in or outside the Territory, and (III) Manufacture and have Manufactured the Licensed Products in or outside the Territory, each to the extent not already covered in the foregoing license. In furtherance of the foregoing, to the extent

Licensee, or any of its Affiliates or Sublicensees is required under applicable Laws to pay a reward or remuneration to any employees or contractors who conceive, reduce to practice, discover, develop or otherwise make any Data, Patents or inventions by or on behalf of Licensee or its Affiliates under or in connection with this Agreement, Licensee shall ensure that such employees or contractors agree to and are bound by a written inventor reward and remuneration policy or agreement that is legally sufficient under applicable Laws, including a specific waiver of pre-emption rights under the laws of the Territory, including for Affiliates or Sublicensees incorporated in the PRC, Article 326 of the PRC Contract Law, such that all right, title and interest in and to, and such employees or contractors shall not have any additional right or claim in or to, any Data, Patents, inventions, and other intellectual property rights derived from their work other than the reward and remuneration they are entitled to under the inventor reward and remuneration policy or agreement of Licensee, the applicable Affiliate or Sublicensee, or such subcontractor. As between Company and Licensee, Licensee shall incur the costs associated with paying all such inventor rewards and remuneration, and shall make, and shall cause its Affiliates and Sublicensees to make, timely payments to its or their respective employees and contractors in accordance with its or their respective inventor reward and remuneration policy or agreement with its employees for such rewards and remuneration.

Section 7.2. Prosecution and Maintenance of the Licensed Patents.

(a) In the Territory. [***] will have the [***] right and discretion (subject to this Section 7.2), at its expense, to prepare, file, prosecute, maintain and defend the Licensed Patents or any Product Invention. [***] will keep [***] reasonably informed with regard to and the status of such preparation, filing, prosecution, maintenance and defense of Licensed Patents in the Territory that claim or Cover a Compound or a Licensed Product, or their manufacture or use in the Field. Before [***] submits any material filing, including a new patent application, or response to such patent authorities with respect to such Licensed Patents in the Territory that claim or Cover a Compound or a Licensed Product, or their manufacture or use in the Field, [***] will provide [***] with a reasonable opportunity to review and comment on such filing or response and will take into account and consider in good faith [***]’s reasonable and timely requests and suggestions regarding the filing, prosecution, maintenance and defense of such Licensed Patents under this Section 7.2(a).

(b) Patents Controlled by One Party. Except as otherwise provided under this Agreement, as between Company and Licensee, each Party will have the sole right (but not the obligation) to file, prosecute, maintain and defend, at its own cost and expense, all Patent Rights that are owned or Controlled by such Party or its Affiliates.

(c) Cooperation. Each of Company and Licensee will, and will cause its Affiliates, sublicensees and any other party working on its behalf, to, reasonably cooperate, with the other Party with respect to the preparation, filing, prosecution, maintenance and defense of Licensed Patents pursuant to this Section 7.2, including but not limited to, obtaining all paperwork necessary to perfect the ownership interests in Product Inventions (e.g., assignments or confirmatory assignments) and obtaining executed documents in connection with the preparation, filing, prosecution, maintenance and defense of such Licensed Patents in any patent office.

(d) Step-In Right. If [***] finally elects not to continue to prosecute, maintain or defend a patent application or a patent of a certain patent family in a Region, wherein such patent application or patent [***] (such patent application or patent, “Discontinued Patent Right”), then [***] will give [***] notice thereof within a reasonable period (but not less than [***]) prior to intentionally allowing such Discontinued Patent Rights to lapse or become abandoned. [***] will have the right, but not the obligation, to assume responsibility for continuing the prosecution of such Discontinued Patent Right to claim or Cover a Compound or Licensed Product, or their use, in the Field in such Region and paying any required fees to maintain such Discontinued Patent Right or defending such Patent Right in the patent office of the Region, all at [***]’s sole expense, through patent counsel or agents of its choice. If [***] elects to assume responsibility for such Discontinued Patent Right, then [***] must inform [***]’s legal department in writing no less than [***] before such Discontinued

Patent Right lapses or becomes abandoned, and then upon such notice, such Discontinued Patent Right will be considered the responsibility of [***], unless and until [***] provides notice to [***] that it no longer elects to assume such responsibility (“Continued Patent Right”). [***] Upon transfer of [***]’s responsibility for filing, prosecuting, maintaining and defending a Discontinued Patent Right to [***] under this Section 7.2(d), [***] will promptly deliver to [***] copies of all official correspondence with the patent office in the Region related to such Continued Patent Right and will take all actions and execute all documents reasonably necessary for [***] to assume such prosecution, maintenance and defense of such Continued Patent Right. For clarity purposes, [***].

(e) Abandonment. Except in respect of any Discontinued Patent Rights, if [***] finally elects not to continue to prosecute or maintain a patent application or a patent included in the Licensed Patents in a Region that claims or Covers a Compound or a Licensed Product, or their manufacture or use in the Field, then [***] will give [***] notice thereof within a reasonable period (but not less than [***]) prior to the date [***] intends to intentionally allow such Patent Rights to lapse or become abandoned in such Region, and [***] will not allow such Patent Rights to lapse or become abandoned without [***]’s prior written consent, not to be unreasonably withheld.

Section 7.3. Third Party Infringement.

(a) Notice. Each of Company and Licensee will promptly notify the other Party in writing of any (i) apparent, threatened or actual infringement by a Third Party of any Licensed Patent or Product Mark in the Territory, or (ii) unauthorized use or misappropriation of any Licensed Know-How by a Third Party of which it becomes aware that impacts or may impact the other Party’s rights granted hereunder, and, in each case, will provide the other Party with all evidence in such Party’s possession or control supporting such infringement or unauthorized use or misappropriation (each, an “Infringement”).

(b) Enforcement of Licensed Patents in the Territory. [***] will have the first right, but not the obligation, using counsel of its choosing and at its sole expense, to institute any Action alleging Infringement of any of the Licensed Patents or a Product Mark with respect to a Compound or a Licensed Product in the Field in the Territory (any such Action, an “Infringement Action”). [***] will notify and keep [***] apprised in writing of any such Infringement Action and will consider [***]’s reasonable interests and requests regarding such Infringement Action; provided that, if [***] does not intend to prosecute an Infringement Action, or ceases to diligently pursue an Infringement Action, (i) it will promptly inform [***] in writing and (ii) [***] will have the right, but not the obligation, at its own expense to institute an Infringement Action against the applicable Third Party infringer(s) solely with respect to the Licensed Product and with [***]’s right to review and comment.

(c) Cooperation. In any Infringement Action brought under the Licensed Patents or Product Marks pursuant to Section 7.3(b), each of Company and Licensee will, and will cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Licensed Patents and Product Marks and will join such suit as a party, if requested by the other Party. The other Party will have the right, at its own expense, to be represented in any action with respect to any such Infringement Action by counsel of its own choice. Furthermore, the Party initiating any Infringement Action pursuant to Section 7.3(b) will consider in good faith all reasonable and timely comments from the other Party on any proposed arguments asserted or to be asserted in litigation related to the enforcement or defense of any such Patent Rights. Neither Company nor Licensee will have the right to settle any patent infringement litigation with respect to any Licensed Patent or trademark infringement litigation with respect to any Product Mark under this Section 7.3 in a manner that diminishes the rights or interests of the other Party without the consent of such other Party (which will not be unreasonably withheld).

(d) Allocation of Recoveries. Any settlements, damages or monetary awards recovered by either Company or Licensee pursuant to any Infringement Action with respect to the Licensed Patents will, after reimbursing Company and Licensee for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses), be [***].

(e) Enforcement of [***] in the Territory. [***] will have the right, but not the obligation, using counsel of its choosing and at its sole expense, to institute an Action alleging any misappropriation from [***] or its Affiliates, Sublicensees or subcontractors of [***] occurring in the Territory after the Effective Date with respect to a Compound or a Licensed Product in the Field in the Territory. [***] will notify and keep Company apprised in writing of any such Action and will consider [***]’s reasonable interests and requests regarding such Action. [***] will not be required to join any such Action as a party or to provide any assistance to [***] in connection with such Action.

Section 7.4. Claimed Infringement. Each of Company and Licensee will promptly notify the other Party if a Third Party brings any Action alleging patent infringement by Licensee or Company or any of their respective Affiliates or sublicensees with respect to the Development, Manufacture or Commercialization of any Licensed Product in the Field in a Region (any such Action, an “Infringement Claim”). Each Party will have the right to defend against an Infringement Claim brought against it subject to the terms of this Section 7.4. In the case of any Infringement Claim, [***] will have the right, but not the obligation, to control the defense and response to any such Infringement Claim. Upon the request of [***], [***] will reasonably cooperate with [***] in the reasonable defense of such Infringement Claim. [***] will have the right to consult with [***] and to participate in and be represented by independent counsel in any associated litigation. If the Infringement Claim is brought against both Company and Licensee, then each of Company and Licensee will have the right to defend against the Infringement Claim. The Party defending an Infringement Claim under this Section 7.4 will (a) consult with the other Party as to the strategy for the prosecution of such defense, (b) consider in good faith any comments from the other Party with respect thereto and (c) keep the other Party reasonably informed of any material steps taken and provide copies of all material documents filed, in connection with such defense. The Party controlling the defense against an Infringement Claim will have the right to settle such Infringement Claim on terms deemed reasonably appropriate by such Party, provided that, unless any such settlement includes a full and unconditional release from all liability of the other Party and does not adversely affect the rights of the other Party, any such settlement will be subject to the other Party’s prior written consent.

ARTICLE VIII

CONFIDENTIALITY AND PUBLICITY

Section 8.1. Confidential Information.

(a) Confidentiality Obligation. During the Term and for a period of [***] after any termination or expiration of this Agreement, each Party agrees to, and will cause its Affiliates, sublicensees and contractors to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except to exercise its rights or perform its obligations under this Agreement, any Confidential Information of the other Parties.

(b) Permitted Disclosures. Each Party agrees that it and its Affiliates will provide or permit access to the other Parties’ Confidential Information only to the receiving Party’s officers, directors, employees, consultants, advisors, contractors, subcontractors and sublicensees, and to the officers, directors, employees, consultants, advisors, contractors, subcontractors and sublicensees of the receiving Party’s Affiliates, in each case, on a need to know basis who are subject to obligations of confidentiality and non-use with respect to such Confidential Information no less stringent than the obligations of confidentiality and non-use of the receiving Party pursuant to this Section 8.1; provided, however, that each Party will remain responsible for any failure by its Affiliates or its or their officers, directors, employees, consultants, advisors, contractors, subcontractors and sublicensees to treat such Confidential Information as required under this Section 8.1 as if such Affiliates, officers, directors, employees, consultants, advisors, contractors, subcontractors and sublicensees were parties directly bound to the requirements of this Section 8.1.

(c) Confidentiality Limitation. Notwithstanding anything to the contrary herein, each Party may use and disclose the other Party’s Confidential Information as follows: (i) under appropriate written confidentiality obligations substantially equivalent to those in this Agreement, to its Affiliates, potential and actual permitted sublicensees, contractors, subcontractors, and any other Third Parties, to the extent such use or disclosure is reasonably necessary to perform its obligations or to exercise its rights under this Agreement; (ii) to the extent such use or disclosure is consistent with this Agreement, is not prohibited by any agreements to which Company is a party and is reasonably necessary for filing or prosecuting the Licensed Patents; (iii) to its advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners, financing sources or investors and underwriters on a need to know basis, in each case under appropriate confidentiality obligations (which may include professional ethical obligations) substantially equivalent to those in this Agreement; provided, however, that each Party will remain responsible for any failure by any of the foregoing individuals to treat such Confidential Information as required under Section 8.1 as if such individuals were parties directly bound to the requirements of this Section 8.1; (iv) as required by any court or other governmental body or as otherwise required by applicable Laws (including any such disclosures as are required by a Regulatory Authority in connection with seeking Regulatory Approval, Pricing and Reimbursement Approval, a Regulatory Filing, or import authorization for any Licensed Product in the Territory, or the rules or regulations of the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States or of any stock exchange or listing entity); provided that, notice is promptly given to the other Party and the disclosing Party cooperates with reasonable requests from the other Party to seek a protective order or other appropriate remedy to protect the Confidential Information; (v) a Party who is responsible for the filing, prosecution or maintenance of a patent application or a patent of a Family 1 Licensed Patent in a patent office in a Region pursuant to Section 7.2(a) or Section 7.2(d) may disclose the Confidential Information of the other Party in connection with those activities; or (vi) Company may disclose Confidential Information of the other Party in connection with the filing, prosecution, maintenance or enforcement of patent applications and patents disclosing Product Inventions. Notwithstanding anything to the contrary contained in this ARTICLE VIII, Confidential Information that is permitted or required to be disclosed will remain otherwise subject to the provisions of Section 8.1(b) and this Section 8.1(c). If any Party concludes that a copy of this Agreement must be filed with the United States Securities and Exchange Commission or similar Regulatory Authority in a country other than the United States, then such Party will, within a reasonable time prior to any such filing, provide the other Parties with a copy of such agreement showing any provisions hereof as to which the Party proposes to request confidential treatment, will provide the other Parties with an opportunity to comment on any such proposed redactions and to suggest additional redactions, and will take such Party’s reasonable comments into consideration before filing such agreement and use Commercially Reasonable Efforts to have terms identified by such other Parties afforded confidential treatment by the applicable Regulatory Authority.

(d) Secrecy of Licensed Know-How. Company will protect, and will cause its Affiliates and its sublicensees and its and their respective officers, directors, employees, and agents to protect, the secrecy and confidentiality of the Licensed Know-How using at least the same degree of care as it uses to prevent the disclosure of its own other confidential information of like importance.

Section 8.2. Publicity.

(a) Initial Press Releases. Promptly following the Effective Date, Company and Licensee will jointly issue a mutually agreeable initial press release announcing certain terms of this Agreement in the form attached hereto as Exhibit I.

(b) Further Publicity; Publications. The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Licensed Product in the Field in a territory, and each Party may make such disclosures from time to time, subject to this Section 8.2(b). Such disclosures may include achievement of milestones, significant events in the Development process with respect to Licensed Products, Commercialization activities with respect to Licensed Products and any significant results or events that would materially affect prospects of the Licensed Products. Except for the initial press releases described in Section 8.2(a):

(i) Whenever any Party elects to make any such public disclosure, it will first notify the other Parties of such planned press release or public announcement and provide a draft for review no less than [***] in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Laws, with as much advance notice as possible under the circumstances if it is not possible to provide notice no less than [***] in advance). Each Party will have the right to review and approve any such planned press release or public announcement proposed by the any other Party, including any oral presentation, abstract or manuscript, that contains clinical data or pertains to results of Clinical Studies or other studies with respect to Licensed Products, or that includes Confidential Information of such other Party; provided, however, that (A) the reviewing Party will attempt to review and provide comments as soon as reasonably possible and will not unreasonably withhold such approval if any Confidential Information of such reviewing Party is removed; (B) the reviewing Party will provide explanations of its disapproval of such press release or public announcement or presentation or publication; and (C) a Party desiring to make such public disclosure may do so without such prior review by the other Parties if (1) the entire contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by such Party, and (2) such press release or public announcement does not materially differ from a previously issued press release or other publicly available information; and provided, further, that the other Parties will have the right to review, but not approve, any press release or public announcement that the proposing Party determines is required by applicable Laws based on the advice of counsel, which public disclosures are subject to Section 8.2. The Party reviewing a press release provided under this clause (A) of this Section 8.2(b)(i) will review, provide an initial round of feedback and approve or disapprove such press release within [***] after its receipt thereof.

(ii) The principles to be observed in such disclosures will include accuracy, compliance with applicable Laws and regulatory guidance documents, reasonable sensitivity to potential negative reactions of Regulatory Authorities and the need to keep investors informed regarding the business of the Party making such public disclosure. Nothing in this Section 8.2 will restrict a Party from making a disclosure required by Laws as reasonably determined by such Party’s counsel, including disclosures required by any Laws relating to the public sale of securities; provided, however, that such disclosure will include the minimum amount of Confidential Information required by such applicable Laws, and the Parties will use reasonable efforts to seek confidential treatment of Confidential Information to be included in such disclosures.

(iii) For any proposed disclosure of scientific findings related to the activities under this Agreement, Company and Licensee will develop a mutually agreed upon publication plan for such findings in advance of such disclosure. In the event that either Party proposes to publish or present the results of Development or Commercialization carried out on the Licensed Product, such publication or presentation will be subject to the prior review by the other Party for patentability and protection of such other Party’s Confidential Information. In addition, such publishing Party shall agree to follow abide by the standards and guidelines, as amended from time to time, promulgated by the International Committee of Medical Journal Editors (ICMJE) and good publication practice (GPP3) with regard to scientific publications and presentations. Each Party will provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations that cover the results of Development or Commercialization of Licensed Products during the Term. The other Party will respond in writing promptly and in no event later than; (a) [***] prior to the intended submission of a manuscript for publication or (b) [***] prior to the intended submission of an abstract; with either approval of the proposed material or a specific statement of concern, based upon either the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. In the event of any such concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time (in any event, not to exceed [***]) to seek patent protection for any material in such publication or presentation that it believes is patentable or to resolve any other issues, and the submitting Party will remove from such proposed publication any Confidential Information of the other Party as requested by such other Party.

ARTICLE IX

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

Section 9.1. Mutual Representations and Warranties. Each Party represents and warrants to each other Party that, as of the Effective Date:

(a) Organization. It is a corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

(b) Authority. It has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement, it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement, and this Agreement and the performance by such Party of this Agreement do not violate such Party’s charter documents, bylaws or other organizational documents.

(c) Consents. Except for any Marketing Authorizations, Regulatory Approvals, Regulatory Filings, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of Licensed Products, all necessary consents, approvals and authorizations of all Governmental Authorities and other Persons required to be obtained by it in connection with the execution, delivery and performance of this Agreement have been obtained.

(d) No Conflict. It is not under any obligation, contractual or otherwise, to any Person that would materially affect the diligent and complete fulfillment of obligations under this Agreement and the execution and delivery of this Agreement by such Party, and the performance of such Party’s obligations under this Agreement (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Laws applicable to such Party, (ii) do not conflict with or violate any order, writ, judgment, injunction, decree, determination, or award of any court or Governmental Authority presently in effect applicable to such Party, and (iii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates.

(e) Enforceability. This Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms, subject to the general principles of equity and subject to bankruptcy, insolvency, moratorium, judicial principles affecting the availability of specific performance and other similar Laws affecting the enforcement of creditors’ rights generally.

(f) Compliance with Laws. Company and Licensee will, and will use Commercially Reasonable Efforts to ensure that their respective Affiliates and sublicensees will, comply in all material respects with all applicable Laws in exercising their rights and fulfilling their obligations under this Agreement. Without limiting the generality of the foregoing, Company and Licensee will conduct all Development and Commercialization activities relating to the Compound or Licensed Products under this Agreement in accordance with applicable Laws (including data privacy Laws, current international regulatory standards, including, as applicable, cGMP, GLP, GCP, and other rules, regulations and requirements), and will cause all permitted collaborators and sublicensees hereunder to comply with such applicable Laws. Without limiting the generality of the foregoing, Company and Licensee will comply with Export Control Laws, Anti-Corruption Laws and all other applicable Laws concerning bribery, money laundering, or corrupt practices or which in any manner prohibit the giving of anything of value to any official, agent, or employee of any government, political party, or public international organization, candidate for public office, health care professional, or to any officer, director, employee, or representative of any other organization specifically including the U.S. Foreign Corrupt Practices Act, in each case, in connection with the activities conducted pursuant to this Agreement.

Section 9.2. Additional Representations, Warranties and Covenants of Company. Company represents and warrants, as of the Effective Date, and solely as provided in Section 9.2(m) covenants, to Licensee that:

(a) Licensed Patents. All Licensed Patents as of the Effective Date are listed in Exhibit C. Except as otherwise noted in Exhibit C, Company is the sole and exclusive owner of the Licensed Patents, all of which are free and clear of any claims, liens, charges or encumbrances. With respect to Licensed Patents not solely owned by Company, Company licenses such Licensed Patents in a manner that permits exclusive sublicenses as provided in this Agreement. All Licensed Patents owned by Company and, [***], all other Licensed Patents, are (i) subsisting and in good standing and (ii) being diligently prosecuted in the respective patent offices in accordance with applicable Laws, and have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. [***], all issued Licensed Patents are valid and enforceable.

(b) [***].

(c) Licensed Technology. [***], Company has not granted to any Third Party, including any academic organization or agency, any license, option or other rights to Develop, Manufacture (for Development or Commercialization in the Field in the Territory) or Commercialize the Compound or the Licensed Products in the Field in the Territory. [***], no Third Party has any license, option or other rights or interest in or to the Licensed Technology in the Field in the Territory. The Licensed Technology constitutes all the Patent Rights and Know-How Controlled by Company or any of its Affiliates that are reasonably necessary for the Development, Manufacture or Commercialization of the Compound and the Licensed Products in the Field in the Territory.

(d) Delivery of Documentation. All material information with respect to the Development, Manufacture or Commercialization of the Compound and the Licensed Products in Company’s or its Affiliates’ possession or control, including any Regulatory Filings relating to the Licensed Product being Developed in the United States, provided or made available to Licensee prior to the Effective Date and described on Exhibit B attached hereto is true, correct and complete, [***].

(e) Third Party Challenges. Company has not received any written notice of any, and, [***], there are no, Actions, claims, judgments, or settlements against, or amounts with respect thereto, made against Company or any of its Affiliates relating to the Licensed Patents or the Licensed Know-How. [***], no Action, claim or litigation has been brought or, [***], threatened by any Person (i) alleging that the Licensed Patents are invalid or unenforceable, (ii) asserting the misuse or non-infringement or invalidity of any of the Licensed Patents, (iii) challenging Company’s Control of the Licensed Patents, or (iv) alleging misappropriation of the Know-How used in the Development, Manufacture or Commercialization of Licensed Products by or on behalf of Company prior to the Effective Date.

(f) Non-Infringement of Third Party IP. [***], the Development, Manufacture or Commercialization of the Licensed Product, as conducted by Company, its Affiliates or its sublicensees prior to the Effective Date did not infringe any Patent Right or misappropriate any Know-How of any Person. [***], the Development, Manufacture, supply, or Commercialization of Licensed Products (as single agent and not Combination Products) in the Field and in the Territory as contemplated by this Agreement does not infringe any Patent Right or misappropriate or otherwise violate any Know-How of any Third Party. No claim of infringement of the Patent Rights or misappropriation of the Know-How of any Third Party has been made, [***], threatened, against Company or any of its Affiliates with respect to the Development, Manufacture or Commercialization of Licensed Products.

(g) Absence of Litigation. Company has not received any written notice of any, and [***], there are no, Actions, judgments or settlements against or owed by Company, its Affiliates or its sublicensees, or, [***], pending Actions against Company, its Affiliates, or its sublicensees or Actions threatened against Company, its Affiliates, or its sublicensees, in each case related to Licensed Products as of the Effective Date.

(h) Maintenance of Regulatory Filings, Good Laboratory and Clinical Practices. Company and its Affiliates (i) have generated, prepared, maintained, and retained all Regulatory Filings and Marketing Authorizations relevant to the Development or Commercialization of the Licensed Products in the Field in the Territory that are required to be maintained or retained pursuant to and in compliance with applicable Laws; and (ii) have conducted in compliance with applicable Laws, including GLP and GCP, all Development of Licensed Products in the Field conducted prior to the Effective Date; [***].

(i) Confidentiality of Know-How. [***], no material breach of confidentiality has been committed by any Person with respect to the Licensed Know-How that is maintained as a trade secret and Company has used reasonable measures to protect the confidentiality thereof.

(j) Assignment of Third Party Rights; Third Party Consents.

(i) Company has obtained from each of its employees and agents, and from the employees and agents of its Affiliates, who are participating in the Development, Manufacture or Commercialization of Licensed Products, rights to any and all Know-How created by such employees and agents in the course of his or her employment by or engagement with Company that relates to Licensed Products, such that Licensee will, by virtue of this Agreement, receive from Company, without payments beyond those required by ARTICLE VI, the licenses and other rights granted to and Controlled by Licensee under this Agreement.

(ii) Each Person who has or has had any ownership rights in or to any Licensed Patents purported to be owned solely by Company, has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Licensed Patents to Company; [***], no current officer, employee, agent, or consultant of Company or any of its Affiliates is in violation of any term of any assignment or other agreement, in each case, regarding the protection of the Licensed Patents.

(iii) Prior to the Effective Date, Company has obtained all consents from Third Parties necessary to grant Licensee the licenses and rights Company purports to grant to Licensee under this Agreement.

(k) Compliance with Laws. All of the studies, tests and pre-clinical and clinical trials of Licensed Products conducted prior to, or being conducted as of, the Effective Date by or on behalf of Company that are relevant to the Development or Commercialization of the Licensed Products in the Field in the Territory have been and are being conducted in all material respects in accordance with applicable Laws [***].

(l) Upstream Licenses. Neither Company nor its Affiliates are party to any agreements or contracts existing as of the Effective Date that would constitute an Upstream License.

(m) No Conflict. During the Term, Company and its Affiliates will not grant any interest in the Licensed Technology that is inconsistent with the terms and conditions of this Agreement.

Section 9.3. Covenants of Licensee. Licensee hereby covenants to Company as follows:

(a) Licensee will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including Licensee, nor will Licensee directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of Licensee’s obligations under this Agreement;

(b) Licensee has in place an anti-corruption and anti-bribery policy and in connection with the performance of its obligations under this Agreement, Licensee shall comply and shall cause its and its Affiliates’ employees to comply with Licensee’s policy;

(c) Licensee shall, and shall ensure that its Affiliates and their Sublicensees and its and their respective employees and contractors will, not cause Company to be in violation of the Anti-Corruption Laws, Export Control Laws, or any other applicable Laws, in connection with the performance of Licensee’s obligations under this Agreement; and

(d) Licensee shall immediately notify Company if it has any information or suspicion that there may be a violation of the Anti-Corruption Laws, Export Control Laws, or any other Applicable Laws, including any other applicable anti-corruption and anti-bribery laws, in connection with the performance of its obligations under this Agreement.

Section 9.4. No Debarment. Each of Company and Licensee represents and warrants that neither it nor any of its or its Affiliates’ employees or agents performing under this Agreement has ever been, or is currently: (a) debarred under 21 U.S.C. § 335a or by any Regulatory Authority; (b) excluded, debarred, suspended, or otherwise ineligible to participate in federal health care programs or in federal procurement or non-procurement programs; (c) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators; or (d) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible. Each of Company and Licensee further covenants that if, during the Term of this Agreement, it becomes aware that it or any of its or its Affiliates’ employees or agents performing under this Agreement is the subject of any investigation or proceeding that could lead to that Party becoming a debarred entity or individual, an excluded entity or individual or a convicted entity or individual, such Party will promptly notify the other Party. This provision will survive termination or expiration of this Agreement.

Section 9.5. No Other Warranties. EXCEPT AS EXPRESSLY STATED IN Section 9.1, Section 9.2, OR Section 9.4, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY COMPANY HEREUNDER AND THE ASSISTANCE TO BE PROVIDED BY COMPANY TO LICENSEE HEREUNDER ARE PROVIDED “AS IS,” AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF TITLE, NON-INFRINGEMENT, VALIDITY, ENFORCEABILITY, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE X

INDEMNIFICATION; DAMAGES

Section 10.1. Indemnification by Company. Company will indemnify and hold harmless Licensee, its Affiliates and their respective directors, officers, employees and agents (each, a “Licensee Indemnified Party”), from, against and in respect of any and all Third Party Losses incurred or suffered by any Licensee Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by Company in this Agreement, or any breach by Company of any obligation, covenant or agreement in this Agreement (including, [***]); (b) the gross negligence or intentional misconduct of Company or any of its Affiliates, licensees, sublicensees or contractors, or any of their respective directors, officers, employees and agents, in performing Company’s obligations or exercising Company’s rights under this Agreement; (c) activities conducted by or on behalf of Company, its Affiliates or its sublicensees or contractors related to the Development, Manufacture or Commercialization of Licensed Products anywhere in the world prior to the Effective Date; and (d) the Development, Manufacture or Commercialization of the Licensed Products by or on behalf of Company, any of its Affiliates, Sublicensees or contractors outside the Field in the Territory or outside the Territory; provided, however, that Company’s obligations pursuant to this Section 10.1 will not apply to the extent such Third Party Losses result from Third Party Losses for which Licensee has an obligation to indemnify Company pursuant to Section 10.2.

Section 10.2. Indemnification by Licensee. Licensee will indemnify and hold harmless Company, its Affiliates and their respective directors, officers, employees and agents (each, a “Company Indemnified Party”) from, against and in respect of any and all Third Party Losses incurred or suffered by any Company Indemnified Party to the extent resulting from: (a) any breach of any representation or warranty made by Licensee in this Agreement, or any breach by Licensee of any covenant or agreement in this Agreement; (b) the gross negligence or intentional misconduct of, or violation of Laws by, Licensee, any of its Affiliates, Sublicensees or contractors, or any of their respective directors, officers, employees and agents, in performing Licensee’s obligations or exercising Licensee’s rights under this Agreement; or (c) the Development, Manufacture or Commercialization of the Licensed Product by or on behalf of Licensee, its Affiliates, Sublicensees or contractors in the Field in the Territory (excluding, [***]); or (d) Company’s or its Affiliate’s status as an applicant or a holder of any Regulatory Approval for the Licensed Products in the Field in the Territory; provided, however, that Licensee’s obligations pursuant to this Section 10.2 will not apply to the extent such Third Party Losses result from Third Party Losses for which Company has an obligation to indemnify Licensee pursuant to Section 10.1.

Section 10.3. Claims for Indemnification.

(a) Notice. An Indemnified Party entitled to indemnification under Section 10.1 or Section 10.2 will give prompt written notification to the Indemnifying Party from whom indemnification is sought of the commencement of any Action by a Third Party for which indemnification may be sought (a “Third Party Claim”) or, if earlier, upon the assertion of such Third Party Claim by a Third Party; provided, however, that failure by an Indemnified Party to give notice of a Third Party Claim as provided in this Section 10.3(a) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is materially prejudiced as a result of such failure to give notice.

(b) Defense. Within [***] after delivery of a notice of any Third Party Claim in accordance with Section 10.3(a), the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party may control such defense. The Party not controlling such defense may participate therein at its own expense.

(c) Cooperation. The Party controlling the defense of any Third Party Claim will keep the other Party advised of the status and material developments of such Third Party Claim and the defense thereof and will reasonably consider recommendations made by the other Party with respect thereto. The other Party will reasonably cooperate with the Party controlling such defense and its Affiliates and agents in defense of the Third Party Claim, with all out-of-pocket costs of such cooperation to be borne by the Party controlling such defense.

(d) Settlement. The Indemnified Party will not agree to any settlement of such Third Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, agree to any settlement of such Third Party Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

(e) Mitigation of Loss. Each Indemnified Party will take and will procure that its Affiliates and its and their sublicensees take all such reasonable steps and actions as are necessary or as the Indemnifying Party may reasonably require in order to mitigate any Third Party Claims (or potential losses or damages) under this ARTICLE X. Nothing in this Agreement will or will be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

Section 10.4. Insurance. Licensee, at its own expense, will maintain liability insurance (or self-insure) with respect to its activities under this Agreement in an amount consistent with industry standards. Licensee will provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to Company upon request. Without limiting the foregoing, during the Term and thereafter for the period of time required below, Licensee will maintain on an ongoing basis comprehensive general liability insurance policies which are consistent with normal business practices of prudent companies similar situated in the Territory. Not later than [***] following receipt of written request from Company, Licensee will provide to Company a certificate of insurance evidencing such insurance policies. Licensee will maintain such insurance or self-insurance coverage without interruption during the Term and for a period of [***] thereafter, and, if applicable, will provide certificates or letters evidencing such insurance coverage without interruption as reasonably requested during the period of time for which such coverage must be maintained. Company will be provided with at least [***] prior written notice of any cancellation or material decrease in Licensee’s insurance coverage limits described above.

ARTICLE XI

LIMITATION OF LIABILITY

Section 11.1. No Consequential or Punitive Damages. EXCEPT AS SET FORTH IN Section 11.2, NEITHER PARTY NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES OR FOR ANY LOST PROFITS ARISING OUT OF THIS AGREEMENT, IN EACH CASE HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

Section 11.2. EXCLUSION FROM LIABILITY LIMITATION. THE LIMITATIONS AND DISCLAIMER SET FORTH IN Section 11.1 WILL NOT APPLY TO A CLAIM (A) FOR WILLFUL MISCONDUCT; (B) FOR A BREACH OF ARTICLE VIII; OR (C) FOR INDEMNIFIABLE LOSSES PURSUANT TO Section 10.1 OR Section 10.2.

ARTICLE XII

TERM AND TERMINATION

Section 12.1. Term. Unless terminated earlier in accordance with this ARTICLE XII, this Agreement will become effective as of the Effective Date and will continue in full force until the last to expire Royalty Term in the Territory for all Licensed Products (the “Term”).

Section 12.2. Paid-Up License Upon Expiration.

(a) Upon the expiration of the Royalty Term for a given Licensed Product in a given Region, the licenses and rights of reference granted to Licensee pursuant to Section 2.1 will become perpetual, irrevocable, fully paid-up, and royalty free with respect to such Licensed Product in such Region.

(b) Upon the expiration of this Agreement in its entirety, the licenses and rights of reference granted to Company pursuant to Section 2.6 will become perpetual, irrevocable, fully paid-up, and royalty free.

Section 12.3. Early Termination.

(a) Termination for Material Breach by Licensee or Company. Subject to Section 12.3(b) with respect to failures to achieve a Key Milestone, upon (i) any material breach of this Agreement by Company or (ii) any material breach of this Agreement by Licensee (the Party so allegedly breaching being the “Breaching Party”), the other Party (the “Non-Breaching Party”) will have the right, but not the obligation, to terminate this Agreement in its entirety or on a Region-by-Region basis (but only if such Region is not the PRC) by providing written notice to the Breaching Party, which notice will, in each case (A) expressly reference this Section 12.3(a), (B) reasonably describe the alleged breach which is the basis of such termination, and (C) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period set forth in the notice, which cure period will not in any event be less than [***]. Notwithstanding the foregoing, (1) if such material breach, by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period will be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Commercially Reasonable Efforts to cure such breach in accordance with such written plan; provided, however, that no such extension will exceed [***] without the written consent of the Non-Breaching Party; and (2) if the Breaching Party disputes (x) whether it has materially breached this Agreement, (y) whether such material breach is reasonably curable within the applicable cure period, or (z) whether it has cured such material breach within the applicable cure period, the dispute will be resolved pursuant to ARTICLE XIII, and this Agreement may not be terminated and the Parties shall continue to perform all of their respective obligations hereunder during the pendency of such dispute resolution procedure. The termination will become effective at the end of the applicable cure period unless the Breaching Party cures such breach during the applicable cure period; provided, however, that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to Licensed Products.

(b) Termination for Failure to Achieve a Key Milestone. In addition and without prejudice to Company’s right to terminate this Agreement pursuant to Section 12.3(a), Company may, upon [***] prior written notice to Licensee, terminate this Agreement in its entirety or on a Region-by-Region basis in the event that (i) Licensee fails to achieve a Key Milestone by the applicable date for such Key Milestone, and (ii) if there is a Diligence Dispute, it is finally resolved that Licensee has (I) failed to achieve a Key Milestone by the applicable date for such Key Milestone, or (II) failed to remedy such failure in accordance with the terms of the Cure Plan. Notwithstanding anything to the contrary contained in this Agreement, Company’s right to terminate this Agreement in its entirety or on a Region-by-Region basis in accordance with this Section 12.3(b) as a result of Licensee failing to achieve a Key Milestone by the applicable date for such Key Milestone (but not breach of Licensee’s general Development or Commercialization diligence obligations as set forth in Section 3.1(a) or Section 4.6(a)) will be Company’s sole and exclusive remedy for any failure of Licensee to achieve a Key Milestone by the applicable date for such Key Milestone (but not breach of Licensee’s general Development or Commercialization diligence obligations as set forth in Section 3.1(a) or Section 4.6(a)).

(c) Termination by Licensee for Convenience. On a Region-by-Region basis, Licensee may, upon (i) [***] prior written notice to Company, if such notice is provided before the First Commercial Sale of a Licensed Product in such Region or (ii) [***] prior written notice to Company, if such notice is provided after the First Commercial Sale of a Licensed Product in such Region, with respect to subclauses (i) and (ii), terminate this Agreement for convenience, without cause, and for any or no reason, with respect to such Region; [***].

(d) Termination for Bankruptcy. This Agreement may be terminated in its entirety, to the extent permitted by applicable Laws, by either Company or Licensee upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation or receivership proceeding such right to terminate will only become effective if the Party subject to such proceeding consents to the involuntary bankruptcy or such proceeding is not dismissed within [***] after the filing thereof.

(e) Termination for Patent Challenge. Company shall have the right to terminate this Agreement in its entirety upon [***] prior written notice to Licensee if Licensee or any of its Affiliates or Sublicensees, directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of, or the grant of a supplementary protection certificate with respect to, any Licensed Patents; provided that if (i) Licensee, its Affiliates or the applicable Sublicensee withdraws such interference, opposition or challenge within such [***] notice period or (ii) with respect to a such interference, opposition or challenge brought by a Sublicensee, if Licensee or its Affiliates, as applicable, terminates the applicable Sublicense within such [***] notice period, then Company will not have the right to terminate this Agreement under this Section 12.3(e) as a result thereof.

Section 12.4. Effects of Termination.

(a) Effects of Termination Generally. Upon termination (but not expiration) of this Agreement in its entirety pursuant to Section 12.3, the Parties’ rights and obligations under this Agreement will terminate and neither Company nor Licensee will have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Section 12.4; provided, however, that, if this Agreement is terminated with respect to a particular Region only, then such rights and obligations will terminate only to the extent they relate solely to the terminated Region.

(b) Winding Down of Activities. If there are any on-going Development or Commercialization activities at termination (but not expiration) of this Agreement, Company and Licensee will negotiate in good faith and adopt a plan to wind-down such activities in an orderly fashion or, at Company’s election, promptly transition such activities from Licensee to Company or its designee, with due regard for patient safety and the rights of any subjects that are participants in any Clinical Studies of the Licensed Products, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable Laws.

(c) Indemnification. Following such termination, Company will indemnify, defend and hold Licensee and Licensee Indemnified Parties harmless in the manner set forth in Section 10.2 as if Company were Licensee and Licensee Indemnified Parties were Company Indemnified Parties, mutatis mutandis, for all Third Party Losses arising from the Development, Manufacture, Commercialization of the Licensed Products by or on behalf of Company, its Affiliates, or its or their licensees, sublicensees, or contractors after the effective date of such termination; provided, however, that Company’s obligations pursuant to this Section 12.4(c) will not apply to the extent such Third Party Losses result from Third Party Losses for which Licensee has an obligation to indemnify Company pursuant to Section 10.2.

(d) Accrued Obligations. Expiration or termination of this Agreement for any reason will not release any Party from any obligation or liability which, on the effective date of such expiration or termination, has already accrued to any other Party or which is attributable to a period prior to such expiration or termination.

(e) Survival. This Section 12.4(e), the provisions set forth in the following Sections, as well as, to the extent applicable, any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect, will survive any expiration or termination of this Agreement in its entirety: ARTICLE VI (solely with respect to payments payable prior to expiration or termination and as necessary to effectuate Section 12.4(i)), Section 7.1(a), Section 7.1(b), Section 7.1(c) (solely with respect to the first, third, fifth, and sixth sentence therein), ARTICLE VIII (for the time period set forth in Section 8.1), ARTICLE X, ARTICLE XI, Section 12.2, Section 12.4, ARTICLE XIII, and ARTICLE XIV (except that, with respect to Section 14.1(b), only the first sentence thereof shall survive the expiration or termination). Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement, including applicable definitions in ARTICLE I, will survive to the extent required. Except as otherwise expressly provided in this Agreement, all rights and obligations of the Parties under this Agreement, including any licenses granted under this Agreement, will terminate upon expiration or termination of this Agreement in its entirety or solely with respect to the terminated Region, as the case may be, for any reason.

(f) Inventory. For a period of [***] after termination of this Agreement, Licensee may sell its remaining inventory of Licensed Products; provided that it continues to make full and timely milestone payments and royalties payments owed to Company under ARTICLE VI with respect to the sale of such remaining inventory, and Licensee is otherwise not in material breach of this Agreement.

(g) Transfer of Regulatory Filings and Regulatory Approvals. Following the effectiveness of any termination of this Agreement, as promptly as practicable after Company’s written request, Licensee will, to the extent permitted under applicable Laws, and at Licensee’s sole cost and expense (unless it was terminated by Licensee pursuant to Section 12.3(a) or Section 12.3(d), in which case such transfer will be at Company’s sole cost and expense), assign and transfer to Company all Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations for Licensed Products that are held by or owned by Licensee or its Affiliates or Sublicensees as of the effective date of termination, with respect to the terminated Region, as the case may be, and will take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations to Company. If applicable Laws or relevant Regulatory Authorities prevent or delay the transfer of ownership of any such Regulatory Filing, filing for Pricing and Reimbursement Approval and Marketing Authorizations to Company or if it is commercially infeasible for Licensee to do so, then Licensee will grant, and hereby does grant, to Company an exclusive and irrevocable right of access and right of reference to such Regulatory Filing, filing for Pricing and Reimbursement Approval and Marketing Authorizations for Licensed Products in the Territory or the terminated Region, as the case may be, and will reasonably cooperate with Company, at Licensee’s expense (unless it was terminated by Licensee pursuant to Section 12.3(a) or Section 12.3(d), in which case such grant of access and right of reference and cooperation will be at Company’s sole cost and expense), to make the benefits of such Regulatory Filings, filings for Pricing and Reimbursement Approval and Marketing Authorizations available to Company or its designee(s).

(h) Product Data and Materials. Upon the termination (but not expiration) of this Agreement in its entirety:

(i) Licensee shall assign and hereby assigns, and shall ensure that its Affiliates and its and their Sublicensees, and its or their employees, sublicensees, independent contractors or agents will assign, all of their rights and title and interest in Product Data and Materials to Company. Section 2.6(b), other than the first sentence thereof, shall apply mutatis mutandis; and

(ii) Company shall grant and hereby grants Licensee a non-exclusive, sublicensable (only to its Affiliates), royalty-free, fully-paid license to use the Product Data and Materials in the Territory; provided that Licensee shall ensure that (A) no Third Party will have any access to the Product Data and Materials; (B) no Product Data and Materials will be used for the benefit of any Person other than Licensee or its Affiliates; and (C) no Product Data and Materials will be used or disclosed for any purpose related to any Competing Product.

(i) Reverse Royalty. [***].

(j) Return of Confidential Information. Within [***] after the effective date of termination (but not expiration) of this Agreement in its entirety, each Party will, and cause its Affiliates to (i) destroy, all tangible items solely comprising, bearing or containing any Confidential Information of any other Party that are in such first Party’s or its Affiliates’ possession or Control, and provide written certification of such destruction, or (ii) prepare such tangible items of any other Party’s Confidential Information for shipment to such other Party, as such other Party may direct, at the first Party’s expense; provided, however, that, in any event, (A) each Party may retain copies of the Confidential Information of any other Party to the extent necessary to perform its obligations or exercise its rights that survive expiration or termination of this Agreement; and (B) each Party may retain one copy of the Confidential Information of any other Party for its legal archives.

(k) Rights in Bankruptcy. The Parties acknowledge that this Agreement constitutes an executory contract under Section 365 of the Code for the license of “intellectual property” as defined under Section 101 of the Code and constitutes a license of “intellectual property” for purposes of any similar laws in any other country. The Parties further acknowledge that each of Company and Licensee will retain and may fully exercise all of its protections, rights and elections under the Code, including Section 365(n) of the Code, and any similar laws in any other country. In the event of the commencement of a bankruptcy proceeding by or against any of Company and Licensee under the Code and any similar laws in any other country, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. All rights, powers and remedies of each of Company and Licensee provided for in this Section 12.4(k) are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including under the Code and any similar Laws in any other country).

(l) Termination Press Releases. In the event of termination of this Agreement for any reason and subject to the provisions of this Section 12.4, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not disclose such information without the prior approval of each other Party. The principles to be observed in such disclosures shall be accuracy, compliance with applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.

(m) Cooperation. Each Party will cause its Affiliates, sublicensees and contractors to comply with the obligations in this Section 12.4.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1. Dispute Resolution; Escalation. Company and Licensee recognize that disputes as to certain matters arising out of or in connection with this Agreement may arise from time to time. It is the objective of Company and Licensee to establish procedures to facilitate the resolution of disputes arising out of or in connection with this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, subject to ARTICLE V and Section 13.4, any and all disputes between Company and Licensee arising out of or in connection with this Agreement will first be referred to the JSC for resolution. Should the JSC not be able to reach agreement at a duly called meeting of the JSC within [***] after the date on which the matter is referred to the JSC, then either Company nor Licensee may refer such matter to the Senior Officers for resolution and the Senior Officers will attempt to resolve the matter in good faith. If the Senior Officers fail to resolve such matter within [***] after the date on which the matter is first referred to the Senior Officers (unless a longer period is agreed to by the Parties), then, subject to Section 13.4 and each Party’s final decision-making authority on matters within the purview of the JSC under Section 5.5, either Company or Licensee may submit the dispute for final resolution by binding arbitration in accordance with Section 13.2.

Section 13.2. Arbitration. Subject to Section 13.4 and except as set forth in this Section 13.2, each dispute, difference, controversy or claim arising in connection with or related or incidental to, or question occurring under, this Agreement or the subject matter hereof that cannot be resolved pursuant to ARTICLE V or Section 13.1 or Section 13.4 will be referred to and finally resolved by arbitration in accordance with the International Chamber of Commerce Rules (the “Rules”), by an arbitral tribunal composed of three (3) arbitrators, all of whom will have previous judicial experience and significant experience in the pharmaceutical industry, with each of Company and Licensee appointing one arbitrator and the third arbitrator to be selected by mutual agreement of the two (2) arbitrators appointed by the Parties. If the two initial arbitrators are unable to select a third arbitrator within [***], the third arbitrator will be appointed in accordance with the Rules. The foregoing arbitration proceedings may be commenced by either Party by notice to the other Party. Unless otherwise agreed by the Parties hereto, all such arbitration proceedings will be held in [***]; provided, however, that proceedings may be conducted by telephone conference call with the consent of the Parties and the arbitrators. All arbitration proceedings and communications will be conducted in the English language. The arbitrators will consider grants of equitable relief and orders for specific performance as co-equal remedies along with awards of monetary damages. The arbitrators will have no authority to award punitive damages. The allocation of expenses of the arbitration, including reasonable attorney’s fees, will be determined by the arbitrators, or, in the absence of such determination, each of Company and Licensee will pay its own expenses. The Parties hereby agree that the arbitrators have authority to issue rulings and orders regarding all procedural and evidentiary matters that the arbitrators deem reasonable and necessary with or without petition therefore by the Parties as well as the final ruling and judgment. All rulings by the arbitrators will be final. Notwithstanding any contrary provision of this Agreement, any Party may seek equitable measures of protection in the form of attachment of assets or injunctive relief (including specific performance and injunctive relief) in any matter relating to the proprietary rights and interests of any Party from any court of competent jurisdiction, pending a decision by the arbitral tribunal in accordance with this Section 13.2). The Parties hereby exclude any right of appeal to any court on the merits of such matter. The provisions of this Section 13.2 may be enforced and judgment on the award (including equitable remedies) granted in any arbitration hereunder may be entered in any court having jurisdiction over the award or any of the Parties or any of their respective assets. Except to the extent necessary to confirm an award or as may be required by Laws, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, neither Company nor Licensee may terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. Nothing in this Section 13.2 will preclude any Party from seeking interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the Parties’ agreement to arbitrate, unless the Parties agree in writing in any particular case, claims and disputes between the Parties relating to or arising out of, or for which resolution depends in whole or in part on a determination of the interpretation, scope, validity, enforceability or infringement of, Patent Rights or of any Product Marks will not be subject to arbitration under this Agreement, and the Parties may pursue whatever rights and remedies may be available to them under law or equity, including litigation in a court of competent jurisdiction, with respect to such claims and disputes.

Section 13.3. Jury Waiver. EACH PARTY, TO THE EXTENT PERMITTED BY LAW, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR OTHER LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS IT CONTEMPLATES TO ARBITRATE AS SET FORTH IN Section 13.2 (ARBITRATION). THIS WAIVER APPLIES TO ANY ACTION OR LEGAL PROCEEDING, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Section 13.4. Excluded Matters. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) if any matter is within the scope of the JSC’s authority, the provisions of Section 5.5 will initially apply with respect to such matter; and (b) if this Agreement expressly provides that such matter is subject to a Party’s discretion, a Party’s sole decision-making authority, a Referee’s final decision-making authority (with respect to a Development Key Milestone Deadlock) or an Expert Panel’s final decision-making authority (with respect to a Regulatory Deadlock), such matter will not be subject to dispute resolution under this ARTICLE XIII, but may be finally determined by such Party in accordance with the terms of this Agreement.

ARTICLE XIV

MISCELLANEOUS

Section 14.1. Assignment; Sale Transactions; Successors.

(a) Assignment. Except as expressly set forth in this Section 14.1, this Agreement and the rights and obligations of each Party under this Agreement will not be assignable, delegable, transferable, pledged or otherwise disposed of by any Party without the prior written consent of the other Parties. Any assignment or attempted assignment in violation of this Section 14.1 will be null and void, and of no legal effect.

(b) Permitted Assignment by Licensee and Sale Transactions. Licensee may assign or transfer this Agreement together with all of its rights and obligations hereunder, without the prior consent of Company (but with written notice to Company), (i) to an Affiliate, so long as such Person remains an Affiliate of Licensee; or (ii) to a [***] that acquires (whether by merger, reorganization, acquisition, sale or otherwise) all or substantially all of the assets of Licensee, LianBio, or Lian Cardiovascular (a “Sale Transaction”). If LianBio decides to seek or receives a bona fide Third Party offer that LianBio wishes to accept or commence negotiations for, a Sale Transaction of Lian Cardiovascular prior to an initial public offering of LianBio or Lian Cardiovascular, then Licensee will promptly notify Company in writing of such decision or offer [***]. [***]

(c) Permitted Assignment by Company.

(i) Company may assign without the prior consent of any other Party to this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate of Company or to its successor-in-interest in connection with the sale of all or substantially all of its stock or its assets to which this Agreement relates, or in connection with a merger, acquisition or similar transaction.

(ii) Company may assign without the prior consent of any other Party its right to receive payments under this Agreement or grant any security interest in its rights, title and interest in this Agreement, in whole or in part and in their entirety or in portions, to a financial investor in connection with a financing transaction, subject to Licensee’s right of first negotiation set forth below. In the event that Company desires to commence negotiations with any Third Party with respect to the foregoing, Company shall promptly notify Licensee in writing of its intent to enter into such a transaction. Within [***] after Company serving such notice to Licensee, if Licensee notifies Company in writing that it desires in good faith to negotiate an agreement with respect to such transaction, Company and Licensee shall exclusively negotiate in good faith for up to [***] and non-exclusively negotiate in good faith thereafter for up to [***] from the date of such notice to Company regarding the terms of the definitive agreement of such transaction. If Licensee (A) gives notice that it does not wish to negotiate for such agreement; (B) fails to timely serve a notice to Company before the expiration of the [***] notice period abovementioned; or (C) gives a timely notice to Company but Company and Licensee fail to enter into a definitive agreement in writing before the expiration of the combined [***] period abovementioned, then Company shall be free to enter into such transaction with any Third Party.

(d) Successors. Any permitted assignment of the rights and obligations of a Party under this Agreement will be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. The permitted assignee or transferee will assume all obligations of its assignor or transferor under this Agreement.

Section 14.2. Guarantee by LianBio. LianBio hereby [***] guarantees to Company the full and prompt payment of all undisputed fees and any and all other undisputed sums and charges payable by Licensee under this Agreement. LianBio hereby covenants and agrees that if default shall at any time be made by Licensee in the payment of any such fees, LianBio will pay to Company, within [***] of written notice from Company of such default to LianBio, such fees and other sums and charges due to Company. Notwithstanding anything to the contrary contained in this Agreement, LianBio shall be a party to this Agreement only with respect to this Section 14.2.

Section 14.3. Choice of Laws. This Agreement will be governed by and interpreted under the Laws of the State of New York, without regard to the conflicts of law principles thereof. Except as otherwise expressly provided under this Agreement, any dispute, controversy, claim or difference of any kind whatsoever arising out of or in connection with this Agreement will be resolved exclusively in accordance with Section 13.2; provided, however, that all questions concerning (a) inventorship of Patent Rights under this Agreement will be determined in accordance with Section 7.1 and (b) the construction or effect of Patent Rights will be determined in accordance with the Laws of the country, Region or other jurisdiction in which the particular patent within such Patent Rights has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Conventions on Contracts for the International Sale of Goods (1980).

Section 14.4. Notices. Any notice or report required or permitted to be given or made under this Agreement by one Party to any other Party will be in writing and will be deemed to have been delivered (a) upon personal delivery (upon written confirmation of receipt), (b) when received by the addressee, if sent by a reputable, internationally recognized overnight courier that maintains records of delivery, (c) by email delivery (upon written confirmation of receipt), and (d) in the case of notices provided by telecopy (which notice will be followed immediately by an additional notice pursuant to clause (a) or (b) above if the notice is of a default under this Agreement), upon completion of transmission, with transmission confirmed, to the addressee’s facsimile machine, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by a Party to another Party as provided in this Section 14.4). This Section 14.4 is not intended to govern the day-to-day business communications necessary among the Parties in performing their obligations under the terms of this Agreement.

If to Company:	MyoKardia, Inc. [***]

With copies to:	[***]

If to Licensee or LianBio:	LianBio c/o Ogier Global (Cayman) Limited 89 Nexus Way Camana Bay Grand Cayman Cayman Islands KY1-9009 Attention: Bing Li, Chief Executive Officer

With copies to:	Ropes & Gray LLP 36F Park Place 1601 Nanjing Road West Shanghai, China 200040 Attention: Eric Wu Fax: 86-21-6157-5299 Email: Eric.Wu@ropesgray.com

Section 14.5. Severability. In the event that one or more provisions of this Agreement is held invalid, illegal or unenforceable in any respect, then such provision will not render any other provision of this Agreement invalid or unenforceable, and all other provisions will remain in full force and effect and will be enforceable, unless the provisions that have been found to be invalid or unenforceable will substantially affect the remaining rights or obligations granted or undertaken by any Party. The Parties agree to attempt to substitute for any invalid or unenforceable provision a provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

Section 14.6. Integration. This Agreement, together with all schedules and exhibits attached hereto, constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes all previous arrangements among the Parties with respect to the subject matter hereof, whether written or oral, including the Prior CDA. In the event of a conflict between the Development Plan or any schedules or attachments to this Agreement, on the one hand, and this Agreement, on the other hand, the terms of this Agreement will govern. Each Party confirms that it is not relying on any representations or warranties of the other Parties except as specifically set forth in this Agreement.

Section 14.7. Waivers and Amendments. The failure of any Party to assert a right under this Agreement or to insist upon compliance with any term or condition of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by any other Party. The exercise by any Party of any right or election under the terms or covenants herein will not preclude or prejudice any Party from exercising the same or any other right it may have under this Agreement, irrespective of any previous action or proceeding taken by the Parties hereunder. Notwithstanding the authority granted to the JSC under this Agreement, (a) no waiver will be effective unless it has been given in writing and signed by the Party giving such waiver, and (b) no provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.

Section 14.8. Independent Contractors; No Agency. No Party will have any responsibility for the hiring, firing or compensation of any other Party’s or such other Party’s Affiliates’ employees or for any employee benefits with respect thereto. No employee or representative of a Party or its Affiliates will have any authority to bind or obligate any other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on such other Party, without such other Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, as between Company and Licensee, each Party’s legal relationship under this Agreement to the other Party will be that of independent contractor, and the relationship between the Parties will not constitute a partnership, joint venture, or agency, including for all tax purposes, except as otherwise required by applicable Laws.

Section 14.9. Affiliates, Sublicensees, and Contractors. To the extent that this Agreement imposes obligations on Affiliates, sublicensees or contractors of a Party, such Party will cause its Affiliates and its sublicensees and contractors to perform such obligations, as applicable. Either Company or Licensee may use one or more of its Affiliates, sublicensees or contractors to perform its obligations and duties or exercise its rights under this Agreement; provided, however, that (a) each such Affiliate, sublicensee or contractor will perform any such obligations delegated to it in compliance with the applicable terms and conditions of this Agreement, (b) the performance of any obligations of a Party by its Affiliates, sublicensees or contractors will not diminish, reduce or eliminate any obligation of such Party under this Agreement, and (c) subject to such Party’s assignment to an Affiliate pursuant to Section 14.1, such Party will remain liable under this Agreement for the prompt payment and performance of all of its obligations under this Agreement.

Section 14.10. Force Majeure. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from acts of God, embargoes, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances (other than strikes, lockouts, or labor disturbances involving a Party’s own employees), government actions, fire, earthquakes, floods, epidemics, pandemics or quarantines (a “Force Majeure Event”) and for so long as such failure or delay continues to be caused by or result from such Force Majeure Event. The Parties agree the effects of the COVID-19 pandemic that is ongoing as of the Effective Date may be invoked as a Force Majeure Event for the purposes of this Agreement even though the pandemic is ongoing solely to the extent those effects are not reasonably foreseeable by the Parties as of the Effective Date. The affected Party will notify the other Party in writing of any Force Majeure Event that may affect its performance under this Agreement as soon as reasonably practical, will provide a good faith estimate of the period for which its failure or delay in performance under this Agreement is expected to continue based on currently available information, and will undertake reasonable efforts necessary to mitigate and overcome such Force Majeure Event and resume normal performance of its obligations hereunder as soon a reasonably practicable under the circumstances. If the Force Majeure Event continues, then the affected Party will update such notice to the other Party on a weekly basis to provide updated summaries of its mitigation efforts and its estimates of when normal performance under this Agreement will be able to resume.

Section 14.11. No Third Party Beneficiary Rights. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they will not be construed as conferring any rights on any other Person. This Agreement is not intended to and will not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, other than, to the extent provided in ARTICLE X, the Indemnified Parties.

Section 14.12. Non-exclusive Remedy. Except as expressly provided herein, the rights and remedies provided herein are cumulative and each Party retains all remedies at law or in equity, including the Parties’ ability to receive legal damages or equitable relief, with respect to any breach of this Agreement. Neither Company nor Licensee will be required (but, for clarity, will have the right as specified in this Agreement) to terminate this Agreement due to a breach of this Agreement by the other Party.

Section 14.13. Interpretation. The Article and Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement. Except as otherwise explicitly specified to the contrary, (a) references to an Article, Section or Exhibit means an Article or Section of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (b) references in any Section to any clause are references to such clause of such Section; (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto; (d) references to a particular Laws mean such Laws as in effect as of the relevant time, including all rules and regulations thereunder and any successor Laws in effect as of the relevant time, and including the then-current amendments thereto; (e) words in the singular or plural form include the plural and singular form, respectively; (f) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (g) the terms “including,” “include(s),” “such as,” “e.g.” and “for example” mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (h) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified, and if a period of time is specified and dates from a given day or Business Day, or the day or Business Day of an act or event, it is to be calculated exclusive of that day or Business Day; (i) “monthly” means on a calendar month basis, (j) “quarter” or “quarterly” means on a Calendar Quarter basis; (k) “annual” or “annually” means on a Calendar Year basis; (l) “year” means a 365-day period unless Calendar Year is specified; (m) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement; (n) the use of any gender herein will be deemed to encompass references to either or both genders, and the use of the singular will be deemed to include the plural (and vice versa); (o) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner; (p) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (q) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits or Schedules); (r) no Party or its Affiliates will be deemed to be acting “on behalf of” any other Party under this Agreement, except to the extent expressly otherwise provided; (s) provisions that require that a Party, or the JSC hereunder “agree”, “consent” or “approve” or the like will be deemed to require that such agreement, consent or approval be specific and in writing in a written agreement, letter or approved minutes, but, except as expressly provided herein, excluding e-mail and instant messaging; and (t) the word “will”, when used in context to indicate an obligation, duty, or requirement of a Person, will be construed to have the same meaning and effect as the word “shall”.

Section 14.14. Further Assurances. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as any other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

Section 14.15. Ambiguities; No Presumption. Each of the Parties acknowledges and agrees that this Agreement has been diligently reviewed by and negotiated by and between them, that in such negotiations each of them has been represented by competent counsel and that the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party under the rule of construction, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 14.16. Execution in Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, will be deemed to be an original, and all of which counterparts, taken together, will constitute one and the same instrument even if all Parties have not executed the same counterpart. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail will be deemed to be original signatures.

Section 14.17. Export Control. This Agreement is made subject to any restrictions required by applicable Laws concerning the export of products or technical information from the U.S. or other countries which may be imposed upon or related to the Parties from time to time. Each of Company and Licensee agrees that it will not export, directly or indirectly, any technology licensed to it or other technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, except in compliance with U.S. export Laws and regulations.

Section 14.18. Language. The language of this Agreement will be written and executed in the English language, and the English language will control its interpretation. In addition, all notices required or permitted hereunder, and all written, electronic, oral or other communication among the Parties regarding this Agreement or any dispute or controversy arising out of it, shall be in the English language. Except as expressly otherwise provided, all communications or documents originally in a language other than the English language shared under or in connection with this Agreement will not be required to be translated into the English language.

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IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the Effective Date.

LIANBIO LICENSING, LLC

/s/ Bing Li
Name: Bing Li
Title: Authorized Representative

LIANBIO

/s/ Bing Li
Name: Bing Li
Title: Authorized Representative

[Signature Page to License Agreement]

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the Effective Date.

MYOKARDIA, INC.

/s/ Jacob Bauer
Name: Jake Bauer
Title: Chief Business Officer

[Signature Page to License Agreement]

Exhibit A

COMPOUND

[***]

Exhibit A

Exhibit B

LICENSED KNOW-HOW

[***]

Exhibit B

Exhibit C

LICENSED PATENTS

[***]

Exhibit C

Exhibit D

[***]

Exhibit D

Exhibit E

WARRANT

Exhibit E

Exhibit F

DEVELOPMENT PLAN

[***]

Exhibit F

Exhibit G

SUMMARY COMMERCIAL PLAN

[***]

Exhibit G

Exhibit H

CMO QUALIFICATIONS

[***]

Exhibit H

Exhibit I

INITIAL PRESS RELEASE

[***]

Exhibit I